Exhibit 2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

By and Among

BP EXPLORATION & OIL INC.,

BP OIL PIPELINE COMPANY

and

TOSCO CORPORATION

Dated as of

July 12, 2000

Relating to the

Purchase and Sale

of the Alliance Refinery

TABLE OF CONTENTS

Page

1.	PURCHASE AND SALE OF THE ALLIANCE REFINERY	1

2.	EXCLUDED ASSETS	4

3.	DEPOSIT AND PURCHASE PRICE	7

(a) (b) (c) (d)	Deposit Purchase Price Closing Date Payments Post-Closing Adjustment for Hydrocarbon Inventories	7 8 9 9

4.	ASSUMPTION OF LIABILITIES	9

5.	CLOSING	13

6.	SELLER'S REPRESENTATIONS AND WARRANTIES	14

(a) (b) (c) (d) (e) (f) (g) (h) (i) (j) (k) (l)	Organization and Good Standing
Authority
Consents
No Breach
Real Property
Brokers
Machinery and Equipment
Compliance With Laws
Permits
Intellectual Property
Actions and Proceedings
Employee Benefit Plans
15 15 15 15 16 17 17 17 17 17 18 18

7.	ENVIRONMENTAL MATTERS	20

(a) (b)	Environmental Representations and Warranties Limitation	20 20

8.	DISCLAIMERS	20

9.	BUYER'S REPRESENTATIONS AND WARRANTIES	22

(a) (b) (c) (d) (e) (f) (g)	Organization and Good Standing Authority of Buyer No Breach Litigation Brokers Availability of Funds No Knowledge of Misrepresentations or Omissions	22 22 22 22 23 23 23

10.	COVENANTS	33

(a)	Covenants of Seller	23

(i) (ii) (iii)	Access and Information Conduct of Business Schedules	23 23 24

(b)	Covenants of Buyer	24

(i) (ii) (iii) (iv) (v) (vi) (vii) (viii) (ix)	Confidentiality
Notification
Litigation
Title Policies
Use of Certain Facilities
Removal of Seller Marks
Products System Lease Agreement and Related Arrangements
Crude System Service Agreement and Related Arrangements
Wet Gas Scrubber Proposal	24 25 25 26 26 27 27 27 27

(c)	Mutual Covenants	28

(i) (ii) (iii) (iv) (v) (vi)	H-S-R Assignments Transition Services Agreement Interim Pipeline Arrangements Certain Other Actions Retained Buffer Land	28 29 30 31 31 31

11.	EMPLOYEES	33

(a) (b) (c) (d) (e) (f) (g) (h)	Employees Employment Offers to Active Employees Employment Offers to Employees on Leave Transfer Time Level of Employee Benefits Provided by Buyer Cost of Severance WARN Act Indemnification	33 33 33 33 34 34 34 34 34

12.	PENSION AND OTHER EMPLOYEE BENEFITS	35

(a) (b) (c) (d) (e) (f) (g)	Pension Plan Defined Contribution Pension Plans Welfare Benefits and Other Benefits and Policies Vacation Severance After Closing Service Credit Obligations Not Assumed	35 35 35 36 36 36 36

13.	BUYER'S OBLIGATION TO CLOSE	36

(a) (b) (c) (d) (e) (f) (g)	Compliance with Agreement Representations and Warranties Litigation Governmental Consents Products Pipeline Interest Sale Crude Pipeline Interest Sale Term Crude Oil and Petroleum Products Agreements	36 36 37 37 37 37 37 38

14.	SELLER'S OBLIGATION TO CLOSE	38

(a) (b) (c) (d) (e) (f) (g) (h) (i)	Compliance with Agreement
Representations and Warranties
Litigation
Governmental Consents
Products Pipeline Interest Sale
Crude Pipeline Interest Sale
Term Crude Oil and Petroleum Products Agreements
Pipeline Interest Sale
Acquisition Price for Retained Buffer Land
38 38 38 38 39 39 39 39 39 40

15.	FURTHER ASSURANCES	40

16.	INDEMNIFICATION	40

(a) (b) (c) (d) (e) (f) (g) (h) (i) (j) (k)	Buyer's Indemnification of Seller
Seller's Indemnification of Buyer
Environmental Indemnifications
Exclusive Remedy
Procedures Relating to Indemnification Among Buyer and Seller
Procedures Relating to Indemnification for Third Party Claims
Losses Net of Insurance
Attorney's Fees
Time Limitation
Monetary Limitation
Limitation of Liability
40 40 41 41 42 43 43 44 45 45 45 45

17.	TAXES	45

18.	RECORDING/LITIGATION ASSISTANCE	46

19.	TERMINATION RIGHTS	33

20.	NOTICES	48

21.	GOVERNING LAW; SUBMISSION TO JURISDICTION	49

22.	PUBLICITY	49

23.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS	50

24.	ENTIRE AGREEMENT	50

25.	ASSIGNMENT	50

26.	AMENDMENT AND WAIVER	51

27.	EXPENSES	51

28.	HEADINGS	51

29.	COUNTERPARTS	51

30.	INTERPRETATION	51

31.	NO STRICT CONSTRUCTION	52

32.	SCHEDULES	52

33.	REPRESENTATION BY COUNSEL; INTERPRETATION	52

34.	SEVERABILITY	52

35.	BULK TRANSFER LAWS	52

36.	NO THIRD PARTY BENEFICIARIES	52

37.	DEFINITION OF AFFILIATE	53

SCHEDULES

SCHEDULE	DESCRIPTION

1(a) 1(b) 1(c)(ii) 1(f) 1(i) 2(c) 2(h) 2(n) 2(p) 2(q) 6(c) 6(d) 6(e)(i) 6(h) 6(i) 6(j)(ii) 6(k) 6(l) 7(a) 9(c) 10(a)(ii) 10(a)(v) 10(b)(v) 10(c)(vi) 11(a) 12(e)	Major Refinery Equipment and Facilities

Refinery Real Property

Off-Site Crude Oil Inventories

Major Contracts and Agreements

Third-Party Process Technology Licenses

Excluded Assets Related to Support and Other Services
Provided to the Alliance Refinery by the BP Amoco Group

Excluded Consignment Inventories and Chemicals

Excluded Assets Relating to the Pipeline Interest, the Collins
Marketing Terminal and Related Pipelines

Other Excluded Assets

Excluded Contracts

Consents Needed By Seller

Breaches or Defaults by Seller Resulting from the
Transactions

Real Property Exceptions

Compliance

Required Permits, Licenses and Governmental Approvals
(other than Environmental Permits) Not Possessed by Seller

Claims Relating to Material Non-BP Amoco Group-Owned
Process Technology

Actions and Proceedings

Seller's Employee Benefit Plans

Exceptions to Environmental Representations and Warranties

Breaches or Defaults by Buyer Resulting from the
Transactions

Conduct of Business by Seller

Wet Gas Scrubber Proposal

Facilities Subject to Environmental Revenue Bonds

Retained Buffer Land

Employees

Summary of Seller's Termination Benefits

EXHIBITS

EXHIBIT	DESCRIPTION

A B C D E-1 E-2 E-3 E-4 F-1 F-2 F-3 F-4 G-1 G-2 G-3	Methodology For Valuing Inventories

Technology Agreement

Form of Deeds for Refinery Real Property

Transition Services Agreement

Products System Capacity Lease Agreement

Products System Operating Agreement

Products System Joint Tariff Agreement

Products System Throughput & Deficiency Agreement

BOA Pipeline Service Agreement

BOA Operating Agreement

CAM Pipeline Service Agreement

CAM Operating Agreement

Term Crude Oil Agreement

Term Petroleum Product Agreement (Jet Fuel)

Term Petroleum Product Agreement
(Gasoline & Diesel)

INDEX TO DEFINED TERMS

Term	Page

Acquisition Price
affiliate
Agreement
Alliance Business Unit
Asbestos-Related Liabilities
Assumed Liabilities
Benefit Plans
BOA Operating Agreement
BOA Pipeline Interest
BOA Pipeline Service Agreement
BP
BP Amoco Group
BP Pipeline
Buyer
Buyer Indemnified Party
Buyer Pension Plan
Buyer's knowledge
CAM Operating Agreement
CAM Pipeline Interest
CAM Pipeline Service Agreement
CERCLA
Closing
Closing Date
Code
Confidentiality Agreement
Crude Pipeline Interest
Data
Deposit
Deposit Return Event
Disclosed Environmental Liabilities
Election Notice
Employees
Employment Date
Environmental Liabilities
Environmental Permits
Environmental Revenue Bonds
Environmental, Health and Safety Laws
EPA
ERISA
Excluded Assets
Excluded Liabilities
H-S-R Act
Hydrocarbon Inventories
Indemnification Notice
Indemnified Party
Indemnifying Party
Inventories
knowledge
Leave
Losses
Non-Hydrocarbon Inventories
Offering Memorandum
Offsite Environmental Liabilities
ordinary course of business
OSHA
PBGC
Pension Plans
Permits
Permitted Liens
Person
Personal Property
Pipeline Interest
Pollution Facilities
Products Pipeline Interest
Products System Capacity Lease Agreement
Products System Joint Tariff Agreement
Products System Operating Agreement
Products System Throughput & Deficiency Agreement
Purchased Assets
RAP
RCRA
Refinery
Refinery Real Property
Retained Buffer Land
Sales Price
Seller
Seller Indemnified Party
Seller Information
Seller's knowledge
Severance Plan
Spares
Taxes
Technology Agreement
Term Crude Oil Agreement
Term Petroleum Product Agreement (Gasoline & Diesel)
Term Petroleum Product Agreement (Jet Fuel)
Third Party Claim
Threshold
Transferred Employee
Transition Services Agreement
TSCA
WARN Act
Wet Gas Scrubber Proposal
Window
31
53
1
1
10
9
18
38
1
37
1
3
1
1
41
35
22
38
1
38
11
13
13
14
23
1
23
7
7
10
31
33
33
41
3
26
10
27
18
4
11
13
2
43
43
43
3
15
33
12
3
21
12
4
11
19
18
3
16
15
3
1
26
1
37
37
37
37
35
11
2
2
31
32
1
40
25
15
36
3
5
3
38
38
38
43
45
33
29
11
34
27
33

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT for the purchase and sale of assets (" Agreement"), dated as of July 12, 2000, by and among BP Exploration & Oil Inc., an Ohio corporation ("BP"), and BP Oil Pipeline Company, a Delaware corporation ("BP Pipeline"), on the one hand (collectively, "Seller"), and Tosco Corporation, a Nevada corporation ("Buyer"), on the other hand;

W I T N E S S E T H:

          WHEREAS, Seller wishes to sell the assets constituting its Alliance Refinery petroleum refining facilities located in the vicinity of Belle Chasse, Louisiana (including the buffer land surrounding the Alliance Refinery facilities, the "Alliance Refinery") as further described in Section 1, and Buyer wishes to purchase such assets upon the terms and subject to the conditions herein set forth;

          WHEREAS, Seller separately and concurrently wishes to sell in one or more transactions the assets constituting (i) those certain product pipelines used to transport petroleum products from the Alliance Refinery (the "Products Pipeline Interest"), (ii) those certain crude oil pipelines and related facilities used to supply crude oil from pumping stations located at Bay Marchand and Ostrica, Louisiana, to the Alliance Refinery (the "BOA Pipeline Interest"), and (iii) those certain crude oil pipelines used to supply crude oil from the Louisiana Offshore Oil Port storage facilities at Clovelly, Louisiana, to the Alliance Refinery (the "CAM Pipeline Interest," and together with the BOA Pipeline Interest, the "Crude Pipeline Interest," and together with the Products Pipeline Interest, the "Pipeline Interest," and together with the Alliance Refinery, the "Alliance Business Unit");

          WHEREAS, in connection with its purchase of the assets constituting the Alliance Refinery, Buyer wishes to enter into certain capacity lease, operating and related arrangements with respect to the Products Pipeline Interest; and

          WHEREAS, in connection with its purchase of the assets constituting the Alliance Refinery, Buyer wishes to enter into certain service, operating and related arrangements with respect to the BOA Pipeline Interest and the CAM Pipeline Interest;

          NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

          1.    PURCHASE AND SALE OF THE ALLIANCE REFINERY. Seller agrees to sell, assign (subject to the provisions of Section 10(c)(ii)), convey, transfer and deliver, or cause such sale, assignment, conveyance, transfer and delivery, to Buyer, as of the Closing Date (as defined in Section 5), and Buyer agrees to purchase and acquire from Seller as of the Closing Date, all of the rights, title and interest of Seller and other members of the BP Amoco Group (as defined below) in the following assets relating to, constituting, necessary for or used exclusively in the operation of the Alliance Refinery (the ” Purchased Assets”):

(a) The BP Amoco Alliance Refinery and related equipment and facilities located in the vicinity of Belle Chasse, Louisiana, including, but not limited to, the process units, docks, storage tanks, control houses, office buildings, warehouses, boiler houses and other similar facilities of such refinery, major items of which are listed on Schedule 1(a) attached hereto ;

(b) The real property on which the Alliance Refinery is situated and associated buffer lands used in the operation of the Alliance Refinery as it is currently operated by Seller, in each case as more particularly described on Schedule 1(b) attached hereto, including (subject to Section 2(h)) the improvements and structures to such real property together with all appurtenances thereto and the fixtures thereon (the ” Refinery Real Property”) and any rights of Seller or any other members of the BP Amoco Group relating thereto (including any mineral rights, subject to any leases, grants or reservations in respect thereof);

(c) The hydrocarbon inventories of the Alliance Refinery as of the Closing Date, including:

(i) all crude oil inventories intended for use at the Alliance Refinery which are at, or in transit to, the Alliance Refinery;

(ii) all crude oil inventories intended for use at the Alliance Refinery which are in the storage tanks at the Alliance Refinery, and in any off-site storage facilities which are listed on Schedule 1(c)(ii) (it being expressly understood by the parties hereto that all such hydrocarbon inventories shall consist of the total contents thereof, regardless of whether above or below the off-take pipe, including bottom sediment and water);

(iii) all refined and intermediate product inventories at the Alliance Business Unit; and

(iv) all additives at the Alliance Refinery;

but in all cases excluding all finished and unfinished products which have left the Alliance Business Unit and are en route to any customer (including members of the BP Amoco Group) where title has passed to the customer (collectively, the ”Hydrocarbon Inventories”); such Hydrocarbon Inventories shall be measured and valued in accordance with Exhibit A attached hereto;

(d) The non-hydrocarbon inventories intended for use at the Alliance Refinery as of the Closing Date, whether stored onsite or offsite, consisting of (i) the usable chemicals and catalyst inventories, (ii) the stores inventories, including maintenance and capital spares and parts (the ”Spares”), (iii) any precious metals and (iv) any other nonhydrocarbon inventories (collectively, the ”Non-Hydrocarbon Inventories” and together with Hydrocarbon Inventories, the ”Inventories”);

(e) The machinery (including machinery related to the utilities), equipment, vehicles, and other personal property used exclusively in the operation of the Alliance Refinery as it is currently operated by Seller (collectively, the "Personal Property");

(f) Subject to Section 10(c)(ii), all assignable or transferable rights and obligations of Seller under the supply, distribution, exchange and other agreements, contracts, leases, easements, rights-of-way, licenses and similar instruments relating exclusively to the Alliance Refinery, including, but not limited to, those set forth on Schedule 1(f) and Schedule 6(e)(1) attached hereto;

(g) Subject to Section 10(c)(ii), all assignable or transferable permits or licenses of Seller from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership and operation of the Alliance Refinery as it is currently operated by Seller (collectively, the "Permits"), including, without limitation, any approval, registration, authorization, certificate, certificate of occupancy, consent, exemption, license, order or permit or other similar authorization of or filing with any governmental authority required by applicable Environmental, Health and Safety Laws (as defined in Section 4(a)(ii) below) in effect on or prior to the Closing Date, as they are enforced with respect to the Alliance Refinery, for the ownership or operation of the Alliance Refinery as it is currently operated by Seller (collectively, the "Environmental Permits"), provided that any Environmental Permits necessary to conduct remediation activities associated with the Offsite Environmental Liabilities (as defined in Section 4(b)(vii) below) shall not be transferred to Buyer and shall not constitute part of the Purchased Assets;

(h) Subject to and in accordance with the Technology Transfer and License Agreement attached hereto as Exhibit B (the ”Technology Agreement”), a nonexclusive, royalty-free license to use in the operation of the Alliance Refinery as it is currently operated by Seller certain technology, software, know-how and proprietary information of Seller, BP Amoco plc and/or its other direct or indirect subsidiaries (together with Seller, the ”BP Amoco Group”), whether patented or unpatented, all as are necessary for or used in the operation of the Alliance Refinery as it is currently operated by Seller;

(i) Subject to Section 10(c)(ii) and subject to and in accordance with the Technology Agreement, Seller’s assignable or transferrable rights under the process technology licenses with third parties listed on Schedule 1(i) attached hereto, all as are necessary for or used exclusively in the operation of the Alliance Refinery as it is currently operated by Seller;

(j) Subject to Section 2(e), copies of all operating records and data in the possession of Seller or any other member of the BP Amoco Group relating exclusively to or necessary for the operation of the Alliance Refinery as it is currently operated by Seller, including, without limitation, all books, records, cost and pricing information, accounting records, engineering and technical records, supplier lists and records, training materials and equipment, training records and archives, provided, however, that such operating records and data are subject to redaction by Seller to remove any information that does not relate exclusively to the operation of the Alliance Refinery as it is currently operated by Seller and that Buyer agrees to keep any Seller Information (as defined in Section 10(b)(i)(B) below) contained therein confidential in accordance with the terms of Section 10(b)(i), and, provided, further, that between the date of signing of this Agreement and the Closing, Buyer and Seller shall cooperate to identify any such records and data that do not relate exclusively to, but are necessary for, the operation of the Alliance Refinery as it is currently operated by Seller;

(k) Subject to Section 10(c)(ii) and in accordance with the Technology Agreement, all assignable or transferable technical drawings, whether located onsite or offsite, relating exclusively to and necessary for the operation of the Alliance Refinery as it is currently operated by Seller; and

(l) All other assignable or transferable assets, other than the Excluded Assets, owned or leased by, or licensed to or used by Seller and located at the Alliance Refinery or used exclusively in the operation of the Alliance Refinery as it is currently operated by Seller.

Prior to the Closing and subject to Section 10(a)(iii), Seller shall have the right to update the description of the Purchased Assets (including the Schedules and Exhibits referred to above) to reflect changes, including additions and deletions, in the ordinary course of business prior to the Closing. For purposes of this Agreement, the term "ordinary course of business" shall include (i) all actions taken by Seller in the conduct of the business for which the Purchased Assets are used by Seller as of the date of this Agreement and (ii) all commercially reasonable actions taken by Seller in connection with, in contemplation of or in preparation for the sale of the Alliance Refinery and/or the Pipeline Interest, the Closing and any other transaction contemplated by this Agreement, so long as such actions do not, individually or in the aggregate, have a material adverse effect on the Purchased Assets.

          2.    EXCLUDED ASSETS. The Purchased Assets shall not include any assets other than those specifically described in Section 1 above, and, without limiting the generality of the foregoing, Seller (or, as applicable, other members of the BP Amoco Group) shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase, the following assets, each of which is specifically excluded from the Purchased Assets being sold hereunder (collectively, the "Excluded Assets"):

(a) Cash and cash equivalents (including, without limitation, marketable securities and short-term investments);

(b) Accounts and notes receivable as of 12:01 a.m., Central Time, on the Closing Date, including, but not limited to, payments for all finished and unfinished products which have left the Alliance Business Unit and are en route to any customer (including, without limitation, members of the BP Amoco Group) prior to the Closing Date where title has passed to the customer, provided that all accounts receivable with respect to any Inventories included or to be included in the Purchased Assets shall not be Excluded Assets;

(c) Assets owned by other members of the BP Amoco Group, not located at the Alliance Refinery, including, without limitation, employee and other records necessary to administer salaried payrolls and benefits and welfare plans retained by Seller or other members of the BP Amoco Group and to file tax returns, assets related to certain support services provided by the BP Amoco Group to the Alliance Refinery as described on Schedule 2(c) attached hereto and certain other specified assets not located at the Alliance Refinery as described on Schedule 2(c), including, but not limited to, assets owned by or located at the pipeline control center in Tulsa, Oklahoma;

(d) Tax refunds arising out of all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Agreement or any other service, supply or operating agreement (collectively, ”Taxes”) relating to the Purchased Assets accruing to or for any period, or portion thereof, ending on or prior to the Closing Date;

(e) All forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Alliance Refinery as it is currently operated by Seller) prepared by or used by Seller or another member of the BP Amoco Group to the extent not relating exclusively to the Alliance Refinery and copies of and subscriptions to third-party reports;

(f) Except as otherwise expressly provided in the Technology Agreement, all proprietary BP Amoco Group computer systems and software;

(g) Defenses and claims that Seller could assert against third parties other than claims which Seller could assert on account of matters or acts as to which Buyer has agreed to assume liability or which relate to Buyer's ownership of the Purchased Assets after the Closing Date or as to matters to the extent Buyer is entitled to be Indemnified by Seller pursuant to this Agreement;

(h) Any assets, property improvements, appurtenances, fixtures, equipment or goods located at the Alliance Refinery which are not owned by Seller, including, without limitation, spare parts on consignment which are listed on Schedule 2(h), certain chemicals which are listed on Schedule 2(h), leased and rented mobile equipment, leased office equipment copiers, telephones and other items of a type normally leased;

(i) To the extent not otherwise excluded, proprietary information, intellectual property (including, but not limited to, patents, inventions, whether patentable or not, and copyrights) and technology of Seller and other members of the BP Amoco Group not used exclusively in the operation of the Alliance Refinery as it is currently operated by Seller;

(j) All service marks, trademarks, trade names, trade dress or other indicia of origin of Seller and other members of the BP Amoco Group and variants thereof, including, but not limited to, the following: the letters “BP”, a shield device, the phrase “BP Oil” and any such items that include the word “Amoco”; provided, however, that this provision shall not restrict or have any impact upon any rights that Buyer may have to such items pursuant to any other agreements between Buyer and Seller or other members of the BP Amoco Group;

(k) All books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including, without limitation, bids received from other parties and analyses relating in any way to the Purchased Assets, the Assumed Liabilities and the Alliance Refinery;

(l) All rights of Seller and other members of the BP Amoco Group under or pursuant to this Agreement and the transactions contemplated hereby;

(m) Any assets, properties and rights of Seller and/or other members of the BP Amoco Group not used exclusively in the operation of the Alliance Refinery as it is currently operated by Seller;

(n) All rights and interest of Seller and/or other members of the BP Amoco Group in the Pipeline Interest, the Collins, Mississippi marketing terminal and any other structures, facilities, property and other assets located at or relating to the Pipeline Interest, the Collins, Mississippi marketing terminal (including any hydrocarbon inventories located at such marketing terminal) and in the marketing pipelines through which petroleum product is pumped between the Collins Pipeline Terminal and the Collins, Mississippi marketing terminal, each as more particularly described on Schedule 2(n) attached hereto;

(o) Employment records relating to employees of the Alliance Refinery, including employee medical records, and subject to Sections 11 and 12, all rights of Seller and other members of the BP Amoco Group and any assets under employee benefits plans or trusts;

(p) The assets, property and property improvements, appurtenances, fixtures, equipment, goods and rights listed on Schedule 2(p) attached hereto;

(q) The rights and obligations of Seller and other members of the BP Amoco Group under the agreements, contracts, leases, licenses and similar instruments that do not relate exclusively to the Alliance Refinery, including, but not limited to, those set forth on Schedule 2(q) attached hereto; and

(r) Any rights under or amounts payable from present or former insurance policies (i.e., excluding self-insurance) applicable to the Alliance Refinery other than those which relate solely to damages to the Purchased Assets occurring between the date of the execution of this Agreement and the Closing Date which have not been repaired by Seller prior to or on the Closing Date or which relate to matters or acts as to which Buyer has agreed to assume liability.

To the extent that any Excluded Assets remain located at the Alliance Refinery or any other owned or leased real property constituting part of the Purchased Assets after the Closing Date, Buyer shall grant to Seller and other members of the BP Amoco Group and their respective representatives reasonable access to such property for a reasonable period of time after the Closing, which in no event shall exceed one hundred eighty (180) days from and after the Closing Date, in order to permit Seller and such persons to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto.

          3.    DEPOSIT AND PURCHASE PRICE.

          (a)     Deposit. On the date hereof, Buyer shall pay to Seller (or Seller’s designee) in immediately available funds, by wire transfer to Seller’s account a deposit which shall be applied at the Closing to the purchase price of certain of the Purchased Assets (excluding the real property) in an amount equal to five percent (5%) of the base price specified in Section 3(b)(i)(A) (the “ Deposit”). The Deposit shall be non-refundable in that it shall not be returned to Buyer under any circumstances, unless this Agreement shall be terminated and a Deposit Return Event (as defined below) has occurred in which event Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit, plus interest from the date on which the Deposit was received by Seller through and including the date on which such payment is made at a rate of 7% per annum. As used herein, the term ” Deposit Return Event” means the occurrence of any of the following:

(i) Between the date hereof and the Closing Date, there shall have occurred any condemnation, damage, destruction or other casualty losses with respect to the Purchased Assets (A) that causes the Purchased Assets to become unusable or inoperable and not capable of repair for a period of at least ninety (90) days or (B) where the cost to rectify such matters would cost Sixty Million Dollars ($60,000,000) or more, and that has not been substantially repaired or rectified by Seller at its cost within ninety (90) days after the Seller becomes aware of the existence of such matter, provided, however, that if the Seller has commenced and is diligently pursuing reasonable and appropriate remedial measures prior to the Closing Date, which will be completed after the Closing Date but within said ninety (90) day time period, and has agreed to be fully responsible for the costs thereof, such condemnation, damage, destruction or casualty loss shall not constitute a Deposit Return Event and the Closing Date shall not be changed or delayed as a result thereof;

(ii) The closing conditions set forth in Section 13(d) and 14(d) have become incapable of fulfillment and the parties have complied with their obligations under Section 10(c)(i) below;

(iii) This Agreement is terminated pursuant to Section 19(a)(i);

(iv) This Agreement is terminated by Buyer pursuant to Section 19(a)(ii) (other than pursuant to Section 13(d), which is covered under Section 3(a)(ii) above), provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement; or

(v) This Agreement is terminated by Seller either (i) pursuant to Section 19(a)(iv) or (ii) pursuant to Section 19(a)(iii) for the reason that the condition set forth in Section 14(h) has not been satisfied, provided, that at the time of any such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

          (b)     Purchase Price. In consideration for the purchase of the Purchased Assets, Buyer shall pay, transfer, and undertake to Seller as follows:

(i) Buyer shall pay to Seller (or Seller's designee):

(A)	a base price of Six Hundred and Sixty Million Dollars ($660,000,000), representing the value of the Purchased Assets (excluding the value of the Hydrocarbon Inventories but including the Non-Hydrocarbon Inventories) as of the Closing Date; plus

(B)	an amount equal to the estimated market value of the Hydrocarbon Inventories, as of the Closing Date, as determined by Seller in good faith in accordance with Exhibit A attached hereto; and

(ii) Buyer shall assume and agree to pay and perform and discharge when due the Assumed Liabilities (as defined in Section 4(a) below).

                For purposes of determining the market value of the Hydrocarbon Inventories in Section 3(b)(i)(B), all Hydrocarbon Inventories less volumes below the bottom tangent line of the lowest suction point of a tank and volumes contained in the Alliance Refinery's process units and process piping which are not storage tanks, spheres or bullets shall be valued as specified on Exhibit A.

          (c)    Closing Date Payments . On the Closing Date, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer, the sum of (i) the amount specified by Section 3(b)(i)(A) above plus (ii) the amount specified by Section 3(b)(i)(B) above, minus an amount equal to the Deposit specified in Section 3(a) above (which amount shall already have been paid by Buyer to Seller upon the execution of this Agreement) and, in the event that Seller shall have elected to retain the Retained Buffer Land (as defined below), minus any credit against the purchase price to which Buyer may be entitled pursuant to Section 10(c)(vi) with respect to the Acquisition Price.

          (d)     Post-Closing Adjustment for Hydrocarbon Inventories . The estimated market value of the Hydrocarbon Inventories set forth in Section 3(b)(i)(B) shall be subject to adjustment based on the final market value of the Hydrocarbon Inventories as described in this Section 3(d). Within thirty (30) days following the Closing Date, the final market value of the Hydrocarbon Inventories as of the Closing Date shall be determined by Seller in accordance with procedures specified in Exhibit A. If the final market value of the Hydrocarbon Inventories is greater than the estimated market value of the Hydrocarbon Inventories referenced in Section 3(b) above, Buyer shall pay to Seller an amount equal to such difference and if the final market value of the Hydrocarbon Inventories is less than such estimated market value of the Hydrocarbon Inventories, Seller shall pay to Buyer an amount equal to such difference. In either case, such payment shall include interest from the Closing Date through and including the date the payment is made at a rate of 7% per annum and such payment shall be made in immediately available funds within five (5) business days after the determination of the final market value of the Hydrocarbon Inventories.

          4.     ASSUMPTION OF LIABILITIES.

          (a)     As of the Closing Date, Buyer shall, without any further action on the part of Buyer or Seller, assume and agree to pay, perform and discharge, and indemnify, defend and hold Seller and the other members of the BP Amoco Group harmless from, each of the following liabilities (collectively, the ”Assumed Liabilities”):

(i) all obligations, responsibilities, liabilities and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, caused by, arising from, incurred in connection with or relating in any way to the ownership of the Purchased Assets or the operation of the Alliance Refinery on or after the Closing Date. Notwithstanding the generality of the foregoing, the Assumed Liabilities shall include all obligations, responsibilities, liabilities and expenses of Seller and/or any other member of the BP Amoco Group caused by, arising from, incurred in connection with or relating in any way to any of the following, on or after the Closing Date:

(A)	The Alliance Refinery, the Refinery Real Property, the Inventories and the Personal Property;

(B)	All of the agreements, contracts, leases, permits or similar instruments, including, but not limited to, easements, rights-of-way and other rights of access, constituting part of the Purchased Assets;

(C)	The Permits;

(D)	All accounts payable and accrued liabilities relating to goods and/or services to be provided to the Alliance Refinery on or after the Closing Date; and

(E)	The Transferred Employees (as defined in Section 11(c) below); and

(ii) subject to Buyer's rights to indemnification set forth in Section 16(c) and subject to Sections 4(b)(vii) and 4(b)(viii) below, all obligations, responsibilities, liabilities and expenses caused by, arising from, incurred in connection with or relating in any way to the ownership of the Purchased Assets or the operation of the Alliance Refinery under, relating to or in compliance with Environmental, Health and Safety Laws (as defined below), irrespective of whether the events giving rise to such liabilities occurred prior to, on or after the Closing Date, including, without limitation, (A) any and all obligations, responsibilities, liabilities and expenses caused by, arising from, incurred in connection with or relating in any way to the existence of asbestos and lead-based paint at, on or within the Alliance Refinery, buildings and other improvements included in the Purchased Assets, including any incidental contamination resulting from the existence of asbestos or lead-based paint at, on or within the Purchased Assets (including, without limitation, the existence of lead-based chips at, on or within the Purchased Assets resulting from sandblasting or other maintenance, repairs or construction performed at the Purchased Assets) (collectively, the "Asbestos-Related Liabilities"); (B) any and all obligations, responsibilities, liabilities and expenses caused by, arising from, incurred in connection with or relating in any way to the matters disclosed (the "Disclosed Environmental Liabilities") in that certain Dames & Moore report titled "Alliance Business Unit-Health, Safety and Environmental Assessment" and dated August 27, 1999, a copy of which previously has been provided to Buyer; and (C) any and all obligations, responsibilities, liabilities and expenses caused by, arising from, incurred in connection with or relating in any way to the matters which are the subject of the Wet Gas Scrubber Proposal (as defined below), including, but not limited to, those arising under or relating to Section 114 of the Clean Air Act.

As used in this Agreement, "Environmental, Health and Safety Laws" means any and all local, state, and federal laws, principles of common law, statutes, ordinances, regulations, orders, permits, standards, or requirements (including consent decrees, judicial decisions and administrative orders) together with all related amendments and implementing regulations as in effect on or prior to the Closing Date, pertaining to environmental protection, health and safety of persons, natural resource damages, conservation of natural resources, protection of wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, remediation, removal, disposal or transport or any other activity related to a hazardous material, or any other environmental matter, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et. seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et. seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et. seq.; the Clean Water Act, 33 U.S.C. Section 1251 et. seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et. seq. ("OSHA"); and the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. Section 60101 et. seq.

                    Buyer's obligations under this Section 4(a) shall not be subject to offset or reduction by reason of any actual or alleged breach by Seller of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

          (b)     The liabilities and obligations of Seller and other members of the BP Amoco Group transferred to Buyer shall not include, and Buyer will not assume or have any responsibility for, and Seller shall indemnify, defend and hold Buyer harmless from, the following (collectively, the ”Excluded Liabilities”):

(i) all liability or obligation for Taxes (including deficiencies, interest and penalties relating thereto) accruing to or for any period ending on or prior to the Closing Date, except to the extent provided otherwise in Section 17;

(ii) all liability or obligation for any expenses incurred in connection with the transactions contemplated by this Agreement;

(iii) all brokerage or finder's fees payable by Seller or any other member of the BP Amoco Group in connection with the transactions contemplated by this Agreement;

(iv) all liability or obligation for pre-Closing real property taxes and charges as prorated in accordance with Section 17(b);

(v) all liability or obligation with respect to any accounts payable or, except as provided in Sections 11 or 12, employee costs and expenses (including liabilities for employee benefits) relating to the Alliance Refinery prior to the Closing Date, in each case determined in accordance with generally accepted accounting principles as in effect in the United States at the Closing Date. Notwithstanding anything to the contrary contained herein, all accounts payable with respect to any Inventories shall be Excluded Liabilities;

(vi) all liability or obligation in respect of indebtedness for borrowed money;

(vii) all Losses (as defined in Section 4(b)(x) below) arising under Environmental, Health and Safety Laws with respect to the disposal prior to the Closing Date by Seller or any member of the BP Amoco Group (or by a third-party at the express direction of Seller or any member of the BP Amoco Group) at any location other than the Purchased Assets of hazardous materials generated as a result of or in connection with the operation of the Alliance Refinery (the "Offsite Environmental Liabilities");

(viii) to the extent attributable to periods ending prior to the Closing Date, all liability or obligation with respect to third party personal injury or wrongful death claims, including those arising under Environmental, Health and Safety Laws, relating to the pre-Closing operation of the Alliance Refinery ; provided, that Buyer shall provide Seller with reasonable access to (and permission to take copies of) all records and reasonable access to all personnel of the Alliance Refinery in connection with the defense of any such claims;

(ix) all liability or obligation relating to any litigation, threatened litigation or claims against Seller or any other member of the BP Amoco Group to the extent attributable to periods ending prior to the Closing Date, including those set forth on Schedule 6(k) attached hereto; provided, that Buyer shall provide Seller with reasonable access to (and permission to take copies of) all records and reasonable access to all personnel of the Alliance Refinery in connection with the defense of any such claims; and

(x) other than the Assumed Liabilities described in Section 4(a) above, all liability or obligation not set forth in clauses (i) through (ix) of this Section 4(b) arising from or in connection with, the ownership of the Purchased Assets or the operation of the Alliance Refinery prior to the Closing Date; provided, that for each calendar year after the Closing (with the remainder of the year in which the Closing takes place being regarded as one calendar year), such liabilities and obligations shall not constitute Excluded Liabilities unless and until the aggregate costs, claims, losses, liabilities, obligations (including, without limitation, corrective and remedial obligations), damages and expenses (including, without limitation, reasonable legal fees and expenses) (collectively, "Losses") suffered by Buyer in respect of such liabilities and obligations exceeds One Million Dollars ($1,000,000) in such calendar year and then all (i.e., from the first dollar of Losses incurred by Buyer in such calendar year) such liabilities and obligations shall constitute Excluded Liabilities.

          5.    CLOSING.

          (a)     Subject to the parties’ satisfaction with the conditions precedent set forth in Sections 13 and 14, the closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Kirkland & Ellis at 200 East Randolph Drive, Chicago, Illinois, on a business day which is not later than the later of (i) five (5) business days after the expiration of the waiting period, or any extension thereof (without legal challenge), provided for in the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the ” H-S-R Act”), if a filing is required, or (ii) any later date on or prior to December 31, 2000 as the parties may otherwise agree. The date of the Closing is referred to herein as the ”Closing Date.” Subject to the foregoing, as contemplated by Section 10(c)(v), the parties shall cooperate with each other and use all their respective commercially reasonable efforts to cause the satisfaction of the conditions precedent to their obligations to close to occur as soon as reasonably practicable after the date hereof such that the Closing can take place on or about September 1, 2000.

          (b)     On the Closing Date, Seller shall deliver to Buyer the following:

(i) duly-executed limited warranty deeds for the Refinery Real Property, substantially in the form of Exhibit C attached hereto;

(ii) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Purchased Assets (it being expressly understood by the parties hereto, however, that such instruments shall not require Seller or any other Person (as defined in Section 6(c) below) to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement);

(iii) a certified copy of the resolution(s) adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Seller in connection therewith;

(iv) an incumbency certificate, duly executed by an authorized officer of Seller attesting to the due appointment and authorization of persons signing on behalf of Seller this Agreement, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby;

(v) a current certificate of BP’s good standing in Ohio and BP Pipeline’s good standing in Delaware and BP’s and BP Pipeline’s qualification to do business and good standing in Louisiana; and

(vi) the affidavit referred to in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, (the "Code") in customary form.

          (c)     On the Closing Date, Buyer shall deliver to Seller the following:

(i) the cash specified in Section 3(c) hereof;

(ii) instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are specifically required by this Agreement;

(iii) a certified copy of the resolution(s) adopted by the Board of Directors of Buyer or its affiliates, as appropriate, authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Buyer herewith;

(iv) an incumbency certificate, duly executed by an authorized officer of Buyer attesting to the due appointment and authorization of persons signing on behalf of Buyer this Agreement, any agreement contemplated hereby or any agreement related to the transactions contemplated hereby; and

(v) a current certificate of Buyer's good standing in the state of its incorporation and its qualification to do business and good standing in Louisiana.

(d) On the Closing Date, Buyer and Seller shall each deliver duly executed counterparts by the appropriate parties of the following:

(i) the Technology Agreement substantially in the form of Exhibit B;

(ii) the Transition Services Agreement (as defined in Section 10(c)(iii)) substantially in the form of Exhibit D attached hereto; and

(iii) if and to the extent applicable, interim pipeline lease, service, operating and related agreements as contemplated by Section 10(c)(iv) hereof.

(e) All of the transactions identified in this Section 5 shall occur simultaneously, and none shall be deemed completed until all are completed. Unless otherwise expressly provided for herein, all transfers of assets and liabilities, as well as all other actions related to the Closing, shall be deemed to have occurred at 12:01 a.m., Central Time, on the Closing Date.

          6.     SELLER’S REPRESENTATIONS AND WARRANTIES.  Subject to the exceptions, disclaimers and other matters set forth in this Section 6 and in Section 8 below, the matters set forth on the Schedules to this Agreement and any other disclosures made to Buyer, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which need only be true and correct as of such date or time) as set forth below. For purposes of this Agreement, "knowledge," when used in the phrase "Seller's knowledge" in this Agreement means, and shall be limited to, the actual knowledge (after reasonable inquiry) of those directors and officers of Seller who have oversight responsibility for the operations of the Alliance Refinery, the Manager of the Alliance Refinery and the individuals acting as his or her direct reports as of the date of this Agreement. Buyer understands that none of such individuals is making any representations or warranties to Buyer and that such individuals shall have no liability to Buyer in connection with the matters covered in this Section 6.

(a) Organization and Good Standing . BP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. BP Pipeline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority . Seller has the corporate power and authority to own the Purchased Assets and operate the Alliance Refinery as it is currently operated by Seller and to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and this Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy law.

(c) Consents . Other than with respect to the H-S-R Act and subject to obtaining the consents required in connection with the Pipeline Agreements and certain agreements, contracts, licenses, leases, easements, rights-of-way and permits and except for such matters as would not have a material adverse effect on the Alliance Refinery as it is currently operated by Seller and except as set forth on Schedule 6(c) attached hereto, no consent, approval of or by, or filing with or notice to any other individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof (a "Person") is required with respect to Seller in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby.

(d) No Breach . Except as set forth on Schedule 6(d) attached hereto and subject to obtaining the consents required in connection with certain agreements, contracts, licenses, leases, easements, rights-of-way and permits and except for such matters as would not have a material adverse effect on the Alliance Refinery as it is currently operated by Seller, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance by Seller with any of the provisions hereof does not and will not (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon the Purchased Assets under any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Seller or under any material agreement, instrument or obligation to which Seller is a party, or by which the Purchased Assets are otherwise bound, or (ii) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation.

(e) Real Property.

(i) Title to the Refinery Real Property is owned in fee by Seller and, when transferred to Buyer shall be good and marketable title free and clear of all liens and encumbrances, except for (A) such items as are set forth on Schedule 6(e)(i) attached hereto or the other Schedules attached hereto; (B) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipments leases with third parties entered into in the ordinary course of business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, liens relating to environmental or safety conditions, including, without limitation, the Offsite Environmental Liabilities; (C) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the Alliance Refinery as currently conducted by Seller; (D) easements, covenants, conditions, rights-of-way, minor title exceptions and other similar restrictions; (E) any conditions that would be shown on an accurate survey or upon a personal inspection of the Refinery Real Property; (F) existing leases, licenses and similar agreements; (G) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions; (H) the rights of the owners of outstanding oil, gas and mineral interests and/or their lessees, to explore for, drill, produce and develop said oil, gas and minerals owned by them in, on and under said lands, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise their rights to explore for and extract said oil, gas and minerals from said lands; (I) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer; and (J) easements, covenants, conditions, rights of way and similar restrictions pursuant to agreements entered into in accordance with the terms of this Agreement (collectively, the "Permitted Liens").

(ii) To Seller's knowledge, all water, sewer, gas, steam, electric, telephone and drainage facilities and all other utilities necessary for the operation of the Refinery Real Property as it is currently operated by Seller are adequately available to service the Refinery Real Property.

(iii) The Refinery Real Property has direct access to a public street adjoining the Refinery Real Property, and such access is not dependent on any land or other real property interest which is not included in the Refinery Real Property.

(f) Brokers . Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement or the transactions contemplated hereby, except pursuant to arrangements for which Seller or another member of the BP Amoco Group is solely responsible, including arrangements with Rothschild Inc. and Warburg Dillon Read.

(g) Machinery and Equipment . Other than with respect to items leased from third parties, Seller has, and as of the Closing Buyer will have, valid title to all major items of machinery and equipment included in the Purchased Assets free and clear of all liens and encumbrances, except for Permitted Liens.

(h) Compliance With Laws. To Seller’s knowledge, except as set forth on Schedule 6(h) attached hereto and other than with respect to Environmental, Health and Safety Laws (which are dealt with in Section 7), the Purchased Assets are in compliance in all material respects with all laws, governmental regulations, orders and decrees with respect to the ownership or operation of the Alliance Refinery by Seller.

(i) Permits . Except for such Permits, licenses and other governmental approvals the failure to possess would not, individually or in the aggregate, have a material adverse effect on the present ownership, operation, use, or occupancy of the Purchased Assets or the Assumed Liabilities and except as set forth on Schedule 6(i) attached hereto, Seller possesses all Permits, licenses and governmental approvals, other than with respect to the Environmental Permits (which are dealt with in Section 7) necessary for the operation of the Alliance Refinery as it is currently operated by Seller.

(j) Intellectual Property.

(i) BP-Amoco Group-Owned Process Technology. Seller or another member of the BP Amoco Group has the right to use, and to license to Buyer pursuant to the Technology Agreement, the material BP Amoco Group-owned process technology that is used in and necessary for the operation of the Alliance Refinery as it is currently operated by Seller.

(ii) Non-BP Amoco Group-Owned Process Technology. Schedule 1(i) attached hereto contains a true, correct and complete list of all material process technology (which does not include software and related intellectual property matters) not owned by the BP Amoco Group that is used in and necessary for the operation of the Alliance Refinery as it is currently operated by Seller. To Seller's knowledge, except as set forth on Schedule 6(j)(ii) attached hereto, Seller has not received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement by Seller of any of such non-BP Amoco Group-owned process technology rights due to the current operations of the Alliance Refinery.

(k) Actions and Proceedings . Except for such matters as would not have a material adverse effect on the Alliance Refinery as it is currently operated by Seller and except as set forth on Schedule 6(k) attached hereto:

(i) There is no action, suit, arbitration proceeding or claim pending, or, to Seller's knowledge, threatened against Seller and/or any other member of the BP Amoco Group involving or affecting the Purchased Assets; and there are no decrees, injunctions, liens, orders or judgments of or with any court or governmental department or agency outstanding against Seller and/or any other member of the BP Amoco Group relating to or affecting the Purchased Assets;

(ii) To Seller's knowledge, no action, suit, arbitration, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby; and

(iii) To Seller's knowledge, there is no pending or threatened condemnation or other governmental taking of any of the Refinery Real Property included in the Purchased Assets.

(l) Employee Benefit Plans.

(i) Schedule 6(l) attached hereto contains a list of all of the following employee benefit plans covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as specified maintained or contributed to by the Seller on behalf of employees of the Alliance Refinery (collectively, the "Benefit Plans") or on behalf of former United States employees including retirees of the Alliance Refinery:

(A)	nonqualified deferred compensation or retirement plans subject to ERISA;

(B)	qualified defined contribution or defined benefit plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the "Pension Plans"); and

(C)	employee welfare benefit plans (as defined in Section 3(l) of ERISA).

(ii) Seller makes no contributions on behalf of any Employee to any multiemployer plans (as defined in Section 4001(a)(3) of ERISA) or has any withdrawal liabilities with respect to any such multiemployer plans.

(iii) Except as set forth on Schedule 6(l), Seller has or will have made all employer contributions required and due to be paid as of the Closing Date with respect to any Pension Plan. The Pension Plans have been funded in substantial compliance with the applicable minimum funding standards of ERISA, and Seller has not sought a waiver of the minimum funding standards under Section 412 of the Code.

(iv) The Pension Plans and their related trusts have been maintained in substantial compliance with the Code and the regulations thereunder. Each of the Pension Plans and their related trusts has been the subject of a favorable determination letter under Sections 401(a) and 501(a) of the Code and no such determination letter has been revoked, nor, to Seller's knowledge, has revocation been threatened.

(v) All material reporting or disclosure requirements to federal, state and local governments and governmental agencies and to all Benefit Plan participants and beneficiaries have been satisfied with respect to the Benefit Plans, and the Benefit Plans and any related trust have been maintained in substantial compliance with ERISA and any other applicable laws and regulations.

(vi) Seller and certain members of the controlled group of corporations (within the meaning of Section 414(b) and (c) of the Code) of which Seller forms a part, presently maintain one or more qualified defined benefit pension plans which are not multiemployer plans but which are subject to the provisions of Title IV of ERISA. With respect to each such plan:

(A)	No asset of Seller is subject to a lien by reason of the provisions of Section 412(n) of the Code;

(B)	To Seller's knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would demand termination of such plan or appointment of itself or its nominee as trustee thereunder; and

(C)	As of the Closing Date, no liability to the PBGC has been incurred with respect to those Pension Plans which are defined benefit plans other than premiums due and not yet payable.

(vii) Except as set forth on Schedule 6(l), there are no pending or, to Seller's knowledge, threatened claims by or on behalf of any of the Benefit Plans by any employee or beneficiary covered under such Benefit Plans (other than routine claims, including appeals, for benefits) which could result in material liability against the Alliance Refinery.

          7.     ENVIRONMENTAL MATTERS.

(a) Environmental Representations and Warranties . Subject to the exceptions, disclaimers and other matters set forth in Section 6 above and Section 8 below and the matters set forth on Schedule 7(a) attached hereto, to Seller’s knowledge, as of the Closing Date:

(i) All Environmental Permits necessary for the operation of the Alliance Refinery as it is currently operated by Seller have been obtained and are in effect and, where applicable, applications for renewal thereof have been timely filed, except where the failure to obtain such Environmental Permits or have them in effect or file for such renewals would not, individually or in the aggregate, have a material adverse effect on the Alliance Refinery as it is currently operated by Seller;

(ii) All environmental control equipment necessary for the operation of the Alliance Refinery as it is currently operated by Seller in substantial compliance with Environmental, Health and Safety Laws with respect to the operation of the Alliance Refinery by Seller, is installed at the Alliance Refinery, and such equipment is operating in a manner sufficient to achieve and maintain such compliance under normal operating conditions, except where the failure to be in such compliance would not have a material adverse effect on the Alliance Refinery as it is currently operated by Seller; and

(iii) There are no existing or known violations of Environmental, Health and Safety Laws, as they are currently enforced with respect to the operation of the Alliance Refinery by Seller, which, individually or in the aggregate, would have a material adverse effect on the Alliance Refinery as it is currently operated by Seller.

(b) Limitation . The representations and warranties set forth in this Section 7 represent the sole and exclusive representations and warranties of Seller with respect to environmental, health or safety matters, including, but not limited to, any matters arising under or relating to Environmental, Health and Safety Laws.

          8.     DISCLAIMERS. Except as otherwise expressly set forth in this Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:

(a) Neither Seller, any other member of the BP Amoco Group nor any agent, advisor or representative thereof makes any representations or warranties of any kind or nature with respect to itself, the Alliance Refinery, the Purchased Assets, or any portion thereof and Seller and the other members of the BP Amoco Group expressly disclaim any implied warranties, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose;

(b) The Purchased Assets, including, without limitation, the Alliance Refinery and any other assets transferred to Buyer pursuant to the terms and conditions of this Agreement, are being transferred "as is, where is"and "with all faults;"

(c) Neither Seller, any other member of the BP Amoco Group nor any agent, advisor or representative thereof makes any representations or warranties with respect to the condition of any of the Purchased Assets, including without limitation, the Alliance Refinery, the merchantability of the Purchased Assets, including, without limitation, the Alliance Refinery, or the fitness of any assets for any purpose and Seller and the other members of the BP Amoco Group expressly disclaim any and all such representations and warranties of any kind or nature;

(d) Buyer expressly acknowledges that neither Seller, any other member of the BP Amoco Group nor any agent, advisor or representative thereof has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Alliance Refinery, the Purchased Assets, or the Assumed Liabilities, except as expressly set forth in this Agreement or the Schedules hereto, and Buyer further agrees that neither Seller, any other member of the BP Amoco Group nor any agent, advisor or representative thereof shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Information Memorandum prepared by Warburg Dillon Read, dated August 1999 (the "Offering Memorandum"), and any information, document or material made available to Buyer in certain "data rooms," management presentations or any other forum in expectation of the transactions contemplated by this Agreement; and

(e) Buyer expressly acknowledges the disclaimers of Seller and the other members of the BP Amoco Group and the agents, advisors and representative thereof, including, without limitation, (i) those set forth in Sections 8(a), 8(b), 8(c) and 8(d) above and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by Seller, other members of the BP Amoco Group and any agents, advisors or representatives thereof, to Buyer, including any such information contained in the Offering Memorandum, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans in connection with the transactions contemplated by this Agreement. Accordingly, neither Seller, any other member of the BP Amoco Group nor any agents, advisor or representative thereof makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

          9. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except with respect to those representations and warranties that speak as to a particular date or time, which need only be true and correct as of such date or time) as set forth below. For purposes of this Agreement, "knowledge," when used in the phrase "Buyer's knowledge" in this Agreement means, and shall be limited to, the actual knowledge (after reasonable inquiry) of Buyer's directors and officers and all employees of Buyer having direct oversight responsibility for the involvement by Buyer (or any affiliates thereof) in the transactions contemplated by this Agreement. Seller understands that none of such individuals is making any representations or warranties to Seller and that such individuals shall have no liability to Seller in connection with the matters covered in this Section 9.

(a) Organization and Good Standing . Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authority of Buyer . Buyer has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized and executed by Buyer and this Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy law.

(c) No Breach . Except as set forth on Schedule 9(c) attached hereto, the execution and delivery of this Agreement and the consummation of the transactions provided for hereby and the compliance by Buyer with any of the provisions hereof does not and will not: (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Buyer or under any material agreement, instrument or obligation to which Buyer is a party or (ii) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation.

(d) Litigation . To Buyer's knowledge, no action, suit, arbitration, proceeding or claim is pending or threatened seeking to restrain or prohibit this Agreement, or any agreement, instrument or transaction contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

(e) Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders' fees or similar compensation with respect to this Agreement or the transactions contemplated hereby.

(f) Availability of Funds . At Closing, Buyer will have cash, or cash and cash equivalents, available to enable it to consummate the transactions contemplated by this Agreement.

(g) No Knowledge of Misrepresentations or Omissions . Buyer has no knowledge that any representation or warranty of Seller in this Agreement or the Schedules hereto is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

          10.     COVENANTS.

(a) Covenants of Seller. Seller covenants and agrees as follows:

(i) Access and Information. Subject to the provisions of the letter agreement between Buyer and Seller with respect to confidentiality dated on or about August 1999 (the "Confidentiality Agreement"), Seller shall grant, or cause to be granted to, Buyer reasonable access during reasonable business hours (subject to an agreed-upon protocol) throughout the period between the date of this Agreement and the Closing Date to the Alliance Refinery and the books and records and other information relating to the operations of the Alliance Refinery. Seller shall furnish, or cause to be furnished to, Buyer and its representatives all data and information concerning the Alliance Refinery (the "Data") concerning operations of the Alliance Refinery which may reasonably be requested by Buyer and shall make available, or cause to be made available, such personnel of Seller as may reasonably be requested for the furnishing of such Data. During this period, Buyer shall not contact or communicate with any customers, suppliers or distributors of the Alliance Refinery without Seller's prior written consent. Buyer shall indemnify and hold Seller harmless against any and all Losses suffered in connection with the exercise of Buyer's right under this Section 10(a)(i). Notwithstanding any provision in this Agreement to the contrary, Buyer's obligations under this Section 10(a)(i) shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby.

(ii) Conduct of Business. Except as provided on Schedule 10(a)(ii) attached hereto, Seller shall operate the Alliance Refinery in the ordinary course of business; use commercially reasonable efforts to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Alliance Refinery; use commercially reasonable efforts to maintain the Purchased Assets in reasonably good operating condition, normal wear and tear excepted; maintain its inventory of Non-Hydrocarbon Inventories, supplies, parts and other materials and inventories and keep its books of account records and files, in each case in the ordinary course of business consistent with past practice; refrain from (A) amending, modifying, waiving any rights under or terminating (or allowing to terminate) any material contract, except in the ordinary course of business, (B) disposing of, encumbering, selling or otherwise transferring any of the material assets constituting Purchased Assets or other rights of the Alliance Refinery except sales of inventory in the ordinary course of business, (C) commencing any new capital projects or making any additional commitments for capital expenditures relating to the Alliance Refinery in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, or (D) granting or agreeing to grant any bonus to any employees of the Alliance Refinery, except for any approved prior to the date hereof and to be paid by Seller, or enter into any contract of employment, collective bargaining agreement or other labor contract with respect to any such employees; provided that Seller may take any action to which Buyer consents (which consent shall not be unreasonably withheld).

(iii) Schedules. Seller shall notify Buyer of additions or changes to the Schedules to this Agreement required to reflect events since the date of this Agreement or facts discovered by Seller after the date hereof, so as to cause Seller's representations and warranties contained herein (other than any which speak as to a particular date) to be true and correct in all material respects, as of the Closing Date. If the said additions or changes would have a material adverse effect on the Alliance Refinery taken as a whole, the parties shall negotiate in good faith to determine a reasonable adjustment to the Purchase Price to fully reflect any Losses of Buyer resulting from such matters.

(b) Covenants of Buyer. Buyer covenants and agrees as follows:

(i) Confidentiality.

(A)	Buyer acknowledges that all information provided to any of it and its affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by Seller and other members of the BP Amoco Group and their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer and its affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives that relates solely to the Purchased Assets and the Assumed Liabilities; and provided further, however, that Buyer acknowledges that any and all information provided or made available to any of it and its affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by or on behalf of Seller (other than information relating solely to the Purchased Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.

(B)	Buyer agrees that, after the Closing Date, Buyer shall, and shall use all commercially reasonable efforts to cause its affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives to keep the Seller Information confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 10(b)(i)(B). For purposes of this Agreement, "Seller Information" shall mean all information concerning Seller and/or any other member of the BP Amoco Group, other than information that relates exclusively to the Alliance Refinery, the Purchased Assets and the Assumed Liabilities and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public, other than as a result of a breach of this Section 10(b)(i).

(ii) Notification. From the date hereof through and including the Closing Date, Buyer shall promptly notify Seller if Buyer obtains knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby or information set forth in the Schedules hereto is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(iii) Litigation. With respect to all litigation and other matters set forth on Schedule 6(k) attached hereto that constitute Excluded Liabilities, Buyer shall cooperate in all respects with Seller and other members of the BP Amoco Group in their efforts to conduct or resolve such litigation, including by making available to them such documents and witnesses as may reasonably be deemed by Seller necessary or useful therefor. With respect to any dispute or litigation involving any terminated employee of Seller (who was devoted to the Alliance Refinery at the time of termination) seeking reinstatement, Buyer shall take such actions as are necessary for Seller to comply with the terms of any judgment, decision or order of any proper authority issued in connection with such dispute or litigation (including by offering to employ such former employee of Seller) and shall treat any former employee who is ordered to be reinstated as a Transferred Employee for all purposes hereunder.

(iv) Title Policies. Buyer may procure, and shall pay the cost of the premium for commitments from title insurance companies to provide owner's title insurance policies with respect to the portions of the Purchased Assets constituting real property, provided, however, that Buyer's ability or inability to obtain title insurance (and without regard to any exceptions contained therein) on such real property for any reason shall not cause there to be an adjustment to the purchase price and shall not cause the Closing of the transactions contemplated by this Agreement to be delayed.

(v) Use of Certain Facilities. Buyer acknowledges that the pollution abatement and control facilities listed on Schedule 10(b)(v) attached hereto (the "Pollution Facilities") which are included in the Purchased Assets, were constructed and equipped with the proceeds from the sale by the Parish of Plaquemines, State of Louisiana of (A) $30,000,000 of Environmental Revenue Bonds Series 1994, due October 1, 2024 and (B) $24,300,000 of Environmental Revenue Refunding Bonds Series 1995, due May 1, 2025 (together with the bonds described in clause (A) of this sentence, the "Environmental Revenue Bonds"). The parties agree that such Environmental Revenue Bonds are not being transferred to, assigned to or assumed by Buyer pursuant to or in connection with this Agreement, and that such Environmental Revenue Bonds constitute Excluded Assets being retained by Seller and other members of the BP Amoco Group. Buyer hereby covenants and agrees that from and after the Closing Date, it shall (1) cause the Pollution Facilities to be used exclusively as sewage facilities and solid waste disposal facilities in accordance with Sections 142(a)(5) and (6) of the Code and in full compliance with the use requirements set forth in the Installment Sales Agreement, the Refunding Agreement, and the other tax certifications relating to the Environmental Revenue Bonds between the BP Amoco Group and the Parish of Plaquemines, State of Louisiana and (2) comply with those provisions of the Installment Sale Agreement and the Refunding Agreement securing the Environmental Revenue Bonds relating to the operation, maintenance, insurance, use, removal of liens, payment of taxes and keeping of records with respect to the Pollution Facilities. Buyer acknowledges that it has received copies of such Installment Sale Agreement, Refunding Agreement, and tax certifications. Buyer further agrees that the provisions of this paragraph shall be binding upon (1) any successors and assigns of Buyer, (2) any transferees of all or any portion of the Pollution Facilities and (3) any grantee of rights of use and/or operation thereof. Buyer further agrees that it will cooperate with Seller in any refunding of the Environmental Revenue Bonds by providing Seller with any information reasonably requested by Seller that is necessary to issue any such refunding bonds on a tax-exempt basis.

(vi) Removal of Seller Marks. Buyer agrees that, within three (3) months after the Closing Date, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any member of the BP Amoco Group, including but not limited to the letters "BP," a shield device, the phrase "BP Oil" and the word "Amoco" located on or appurtenant to any of the Purchased Assets, including, but not limited to signs, billboards and advertisements or other media located at the Alliance Refinery and (ii) return to Seller, or at Seller's option, destroy (and certify such destruction to Seller) all items and materials, including, without limitation, stationery, letterhead and purchase orders, located at any of the Purchased Assets containing the above described marks.

(vii) Products System Lease Agreement and Related Arrangements. Buyer agrees that, in connection with the sale by Seller of the Products Pipeline Interest, Buyer (or an affiliate) shall enter into, execute and deliver to the purchaser of the Products Pipeline Interest as of the time of the consummation of such sale, each of the Products System Capacity Lease Agreement, the Products System Operating Agreement, the Products System Joint Tariff Agreement and the Products System Throughput and Deficiency Agreement (each as defined below) and any other agreements or instruments contemplated thereby, provided, that the closing of the sale of the Products Pipeline Interest occurs prior to or on March 31, 2001.

(viii) Crude System Service Agreement and Related Arrangements. Buyer agrees that, in connection with the sale by Seller of the Crude Pipeline Interest, Buyer (or an affiliate) shall enter into, execute and deliver to the purchaser of the Crude Pipeline Interest as of the time of the consummation of such sale, each of the BOA Pipeline Service Agreement, the BOA Operating Agreement, the CAM Pipeline Service Agreement and the CAM Operating Agreement (each as defined below) and any other agreements or instruments contemplated thereby, provided, that the closing of the sale of the Crude Pipeline Interest occurs prior to or on March 31, 2001.

(ix) Wet Gas Scrubber Proposal. Buyer acknowledges that Seller or other members of the BP Amoco Group, as applicable, have made a proposal to the Environmental Protection Agency ("EPA") relating to the installation of a wet gas scrubber at the Alliance Refinery, substantially as set forth on Schedule 10(b)(ix) attached hereto (the "Wet Gas Scrubber Proposal"). Buyer acknowledges and agrees that, in the event that the Wet Gas Scrubber Proposal (or any modified or amended version thereof) is accepted or agreed to by the EPA, then Buyer shall retain all benefits and assume all responsibility for the costs and expenses associated with implementation of the Wet Gas Scrubber Proposal from and after the Closing Date. Buyer agrees to carry out all terms and conditions of the Wet Gas Scrubber Proposal and any other actions which may be required by the EPA or any other governmental agency in connection with or relating in any way to the matters which are the subject of the Wet Gas Scrubber Proposal.

(c) Mutual Covenants. Buyer and Seller covenant and agree as follows:

(i) H-S-R. Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act with respect to the transactions contemplated hereby, and Buyer and Seller shall bear the costs and expenses of their respective filings; provided that Buyer shall pay the filing fee in connection therewith. Buyer and Seller shall use their respective reasonable best efforts to make such filings promptly (and in any event within eight (8) business days, or such other period to which the parties agree) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

(ii) Assignments.

(A)	With respect to any agreement, contract, license, lease, easement, right-of-way or Permit which (1) is material to the operation of the Alliance Refinery as it is currently operated by Seller, (2) is intended to be assigned to Buyer hereunder and (3) requires consent for the assignment thereof to Buyer, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate fully with Seller in all respects, to effect assignment thereof to Buyer as of the Closing Date. In the event that Seller is unable to obtain the requisite approval for assignment of any such agreement, contract, license, lease, easement, right-of-way or Permit, or in the event such agreement, contract, license, lease, easement, right-of-way or Permit is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, at the request of Buyer, (except where such action would be unlawful or prohibited by such agreement, contract, license, lease, easement, right-of-way or Permit), Seller shall (x) retain any such agreement, contract, license, lease, easement, right-of-way or Permit and shall enter into an arrangement with Buyer to provide Buyer with the benefits of such agreement, contract, license, lease, easement, right-of-way or Permit, provided, that Buyer shall perform Seller's obligations thereunder arising on and after the Closing Date (and indemnify Seller against Losses suffered in connection therewith) until such agreement, contract, license, lease, easement, right-of-way or Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement any such agreement, contract, license, lease, easement, right-of-way or Permit as soon as practicable after the Closing Date.

(B)	Notwithstanding Seller's obligations pursuant to Section 10(c)(ii)(A), the assignment of any agreement, contract, license, lease, easement, right-of-way or Permit to be transferred to Buyer which requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. The purchase price shall not be subject to adjustment, and the Closing of the transactions contemplated by this Agreement shall not be delayed, by reason of any inability to obtain consent for assignment of any agreement, contract, license, lease, easement, right-of-way or Permit or any such amendment or supplement.

(C)	With respect to any agreement, contract, license, lease, easement, right-of-way or Permit that may not be properly assigned to Buyer because of the failure to obtain a required consent or that may not be operated or used by Seller for Buyer's benefit, Buyer shall indemnify, defend and hold harmless Seller and the other members of the BP Amoco Group from and against any liability that Seller or any other members of the BP Amoco Group may have in connection with such nontransferred agreements, contracts, licenses, leases, easements, rights-of-way or Permits as a result of the transactions contemplated by this Agreement.

(iii) Transition Services Agreement. At the Closing, Buyer and Seller shall execute and deliver a Transition Services Agreement substantially in the form attached hereto as Exhibit D (the "Transition Services Agreement"). Promptly following the execution of this Agreement, representatives of Buyer and Seller shall meet to develop a transition plan which shall identify services, service periods (not to exceed six (6) months) and service charges to be provided pursuant to the Transition Services Agreement and which will, to the extent practicable, be completed prior to the Closing.

(iv) Interim Pipeline Arrangements. Although it is Seller's current intention and desire that the sale(s) of the Pipeline Interest be consummated on (or on a date proximate to) the Closing Date, and the parties intend and agree to cooperate fully with each other in this regard as contemplated by Section 10(c)(v) below, Buyer hereby expressly acknowledges and agrees that Seller may at any time determine, in its sole and absolute discretion, that it would be appropriate and desirable for it to proceed with the Closing of the transactions contemplated by this Agreement prior to the consummation of such sale(s) of all or any portion of the Pipeline Interest. In the event that Seller so notifies Buyer of such a determination, including its then current intention to waive in whole or in part as a condition to its obligation to proceed with the Closing the condition specified in Section 14(h) below, Buyer and Seller hereby covenant that they shall negotiate in good faith and execute and deliver prior to or on the Closing Date certain lease, service, operating and related agreements relating to the lease and operation of all or a portion of the Pipeline Interest, as applicable, for a term commencing on the Closing Date and terminating, with respect to any portion of the Pipeline Interest, on the date on which the sale by Seller of such portion of the Pipeline Interest is consummated. The pricing, terms and conditions of such lease, service, operating and other agreements relating to all or any portion of the Pipeline Interest shall be substantially identical to the pricing, terms and conditions of Exhibits E-1 and E-2 and F-1 to F-4 hereto, as applicable, except that:

(A)	Pricing under the Products System Capacity Lease Agreement shall be as follows: For each month of the Products System Capacity Lease Agreement, Buyer shall pay to Seller a Minimum Monthly Rental Payment of $2,196,083.33. For each barrel of transportation above a monthly average of 190,000 barrels per day up to and including 210,000 barrels per day that Buyer utilizes, Buyer shall pay to Seller a Supplemental Rental Payment of $0.38 per barrel. For each barrel of transportation above a monthly average of 210,000 barrels per day up to and including 300,000 barrels per day that Buyer utilizes, Buyer shall pay to Seller a Supplemental Rental Payment of $0.19 per barrel. Rates for the use of any capacity above 300,000 barrels per day shall be negotiated between the parties; and

(B)	The Parties shall make additional modifications appropriate to reflect the interim or short-term nature of these agreements, including, but not limited to, modifying the provisions relating to term and Make-Up Credits.

In the event that the sale(s) of the Pipeline Interest have not been consummated on or before March 31, 2001, unless Buyer and Seller shall otherwise agree, the term of each of such lease, service, operating and related agreements shall be automatically extended to the term set forth in the applicable corresponding agreement attached hereto as Exhibits E-1 and E-2 and F-1 to F-4 and any modifications made pursuant to clause (b) above shall be null and void and shall no longer have any effect. In such event, the parties shall work together to promptly amend and restate such leases and operating agreements to give full effect to the immediately preceding sentence.

(v) Certain Other Actions. Buyer and Seller shall otherwise use all their respective commercially reasonable efforts to cause the satisfaction of all conditions precedent in this Section 10 and Sections 13 and 14 and the Closing to occur as soon as reasonably practicable after the date of this Agreement. Without limiting the generality of the foregoing, (i) Seller and Buyer shall cooperate fully with each other to cause the satisfaction of the conditions set forth in Sections 13(e) and (f) and 14(e) and (f) as soon as reasonably practicable after the date of this Agreement and (ii) unless and until Seller has notified Buyer of its determination pursuant to Section 10(c)(iv) above, Seller agrees to use all commercially reasonable efforts to cause the satisfaction of the condition set forth in Section 14(h) as soon as reasonably practicable after the date of this Agreement. In furtherance thereof, Buyer agrees that it shall grant such licenses, easements or other similar rights, in form and substance reasonably satisfactory to Seller, as may be reasonably requested by Seller in order to provide Seller and/or the purchaser(s) of the Pipeline Interest with access to any appurtenant pipeline facilities within the Alliance Refinery and/or the Purchased Assets, including, but not limited to, an easement to the Alliance booster station.

(vi) Retained Buffer Land.

(A)	Buyer and Seller hereby acknowledge and agree that, at any time from the date hereof until the Closing Date, Seller, in its sole and absolute discretion, may elect, upon providing written notice thereof to Buyer not later than three (3) business days prior to the Closing Date (the "Election Notice"), to retain all or any portion of the real property identified on Schedule 10(c)(vi) (the "Retained Buffer Land") as the location for future chemical manufacturing or processing facilities. If Seller elects to retain the Retained Buffer Land, at the Closing Buyer shall be entitled to a credit against the purchase price of the Purchased Assets in an amount equal to the fair market value of the Retained Buffer Land as of the Closing Date (the "Acquisition Price"). The Acquisition Price, which may be determined before or after the Election Notice (it being expressly understood by the parties that no action by Seller to commence the determination of the Acquisition Price shall constitute an Election Notice) shall be determined by an M.A.I. designated appraiser employed by a nationally recognized appraisal company with at least ten (10) years experience with commercial property in the State of Louisiana selected by Seller and consented to by Buyer, which consent shall not be unreasonably withheld. If within three (3) days after receipt of notice of the appraiser selected by Seller, Buyer has not furnished Seller with a written explanation in reasonable detail of any good faith objection to such appraiser, such appraiser shall be deemed acceptable to (and thus shall not require the consent of) Buyer. All the fees, costs and expenses incurred in connection with obtaining the appraisal constituting the Acquisition Price shall be borne by Seller. If Seller elects to retain the Retained Buffer Land, the Retained Buffer Land shall be deemed to be Excluded Assets for the purposes of this Agreement.

(B)	If Seller elects to retain the Retained Buffer Land, on the Closing Date or as soon as reasonably practicable thereafter, Seller shall cause to be recorded against the Retained Buffer Land a covenant of record in favor of Buyer, in a form to be mutually agreed upon by Buyer and Seller, to the effect that, in the event that Seller or any affiliate has not commenced construction, or entered into a construction contract for the construction within a reasonably prompt period of time thereafter, of chemical manufacturing or processing facilities on the Retained Buffer Land by the fifth anniversary of the Closing Date, such Retained Buffer Land shall promptly be conveyed by Seller or any other member(s) of the BP Amoco Group, as applicable, to Buyer by special warranty deed, subject to Permitted Liens, for the then fair market value of the Retained Buffer Land (the "Sales Price"). The Sales Price shall be determined by an M.A.I. designated appraiser employed by a nationally recognized appraisal company with at least ten (10) years experience with commercial property in the State of Louisiana selected by Buyer and consented to by Seller, which consent shall not be unreasonably withheld. If within three (3) days after receipt of notice of the appraiser selected by Buyer, Seller has not furnished Buyer with a written explanation in reasonable detail of any good faith objection to such appraiser, such appraiser shall be deemed acceptable to (and thus shall not require the consent of) Seller. All the fees, costs and expenses incurred in connection with obtaining the appraisal constituting the Sales Price shall be borne by Buyer. Upon determination of the Sales Price, the Retained Buffer Land shall be conveyed to Buyer and thereafter shall be deemed Purchased Assets for the purposes of this Agreement. Payment of the Sales Price shall be made by Buyer to Seller in immediately available funds within five (5) business days following the determination of the Sales Price, and shall include interest from the date of determination through and including the date of payment is made at a rate of 7% per annum.

(C)	In the event that Seller retains the Retained Buffer Land for the construction of chemical manufacturing or processing facilities thereon, Seller agrees that it will negotiate in good faith with Buyer regarding the sharing of synergies pursuant to commercially reasonable arrangements relating to such facilities with respect to the supply of feedstock and offtake of products to and from the Alliance Refinery.

          11.     EMPLOYEES.

(a) Employees . Schedule 11(a) attached hereto contains a list of all employees of the Alliance Refinery (other than certain employees identified by Seller), including employees who are on personal, military, family, educational or medical leave or those receiving sickness and disability benefits, or occupational illness and injury benefits (collectively, "Leave") (collectively, the "Employees"). Seller shall be entitled to update Schedule 11(a) as necessary prior to Closing to reflect any and all employment changes in the ordinary course of business prior to the Closing Date.

(b) Employment Offers to Active Employees. During the period beginning on the date of this Agreement and ending four (4) business days prior to the Closing Date (the "Window"), Buyer may, but shall not be obligated to, offer employment, effective as of the Closing Date (the "Employment Date") to the Employees; provided that Buyer shall be obligated to offer employment, at the same base salaries or wages and locations and with job responsibilities commensurate to those held immediately prior to the Closing Date, to at least ninety percent (90%) of the Employees who are reflected on Schedule 11(a) as being employed principally in connection with the Alliance Refinery. Notwithstanding the foregoing, any such listed individual who subsequently ceases to be employed by Seller or any other member of the BP Amoco Group shall not be considered an Employee for purposes of this Section 11, provided that Buyer may offer employment during the Window to replacement individuals who in general perform the functions and duties of such departed individual, and any such replacement individual shall be considered an Employee for purposes of this Section 11. To the extent permitted by applicable law, promptly following the public announcement of the transactions contemplated by this Agreement, Seller shall provide Buyer reasonable access at mutually agreed times and locations to information (excepting personnel and medical records) and individuals reasonably necessary to Buyer in connection with its consideration of such offers and for purposes of presenting information about employment opportunities and making job offers.

(c) Employment Offers to Employees on Leave. To the extent that any Employee is on military, family or medical leave, Buyer shall give such Employees consideration for employment in the same manner as it does for other Employees; provided that Buyer may condition such offer upon the Employee’s return from leave within ninety (90) days after the Closing Date and, in the case of medical leave, that the return to work is approved by Buyer’s physician. All such offers of employment shall be made in accordance with all applicable laws and regulations. Each person who becomes employed by Buyer pursuant to this Section 11 shall be referred to herein as a "Transferred Employee." On or before the Employment Date, Buyer will provide Seller written notice identifying those Employees Buyer has offered employment in accordance with this Section 11.

(d) Transfer Time. All of the Transferred Employees shall become employees of Buyer as of 12:01 a.m., Central Time, on the Closing Date and except as otherwise provided herein, at such time, Buyer shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to the Transferred Employees.

(e) Level of Employee Benefits Provided by Buyer. Buyer shall provide to all Transferred Employees employee benefits, plans, programs, policies and pay practices which in aggregate shall be substantially the same as the benefits either (i) provided by Seller or other members of the BP Amoco Group as of immediately prior to the Closing Date or (ii) provided by Buyer to its similarly situated employees at other refinery locations as of such time, taking into account location differentials.

(f) Cost of Severance. With respect to any Employees who do not become Transferred Employees, Seller shall be responsible for providing such Employees with any benefits to which such Employees shall become entitled under the Seller’s current employee benefits plans, including any termination or severance benefits to which such Employees may be entitled. Buyer shall reimburse Seller for the cost of all severance benefits accruing to up to 10% of Employees (based on headcount) who are reflected on Schedule 11(a) as being principally employed in connection with the Alliance Refinery and who are not offered employment by Buyer.

(g) WARN Act. Buyer represents and warrants to Seller that there will be no major employment losses as a consequence of the transactions contemplated by this Agreement that might trigger obligations under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., or any similar provision of any federal, state, regional, foreign or local law rule or regulation (collectively, the "WARN Act"). Buyer shall be responsible for, and shall indemnify Seller against any Losses caused by, arising from, incurred in connection with or relating in any way to, any WARN Act obligations arising as a result of any employment losses occurring on or after the Closing Date. For ninety (90) days following the Closing Date, Buyer shall not engage in any mass lay off, plant closing or other action that might trigger WARN Act obligations of Seller or any other member of the BP Amoco Group.

(h) Indemnification. Buyer shall also indemnify and hold harmless Seller and other members of the BP Amoco Group and their employees in connection with Buyer’s employee selection and offer process pursuant to this Agreement, provided that Buyer shall have no indemnity obligation pursuant to this Section 11(h) with respect to any claim challenging Seller's decision to terminate from its employment any of the Employees.

          12.     PENSION AND OTHER EMPLOYEE BENEFITS.

(a) Pension Plan. Buyer agrees that, effective as of the Closing Date, Buyer will sponsor a defined benefit pension plan (the "Buyer Pension Plan"), as defined under Section 3(35) of ERISA with respect to Transferred Employees who participate in the BP Amoco Retirement Accumulation Plan ("RAP") or the subsequent harmonized BP Amoco plan(s) prior to the Closing Date. Buyer Pension Plan will provide that (i) such Transferred Employees will be eligible to participate in Buyer Pension Plan as of the Closing Date and (ii) such Transferred Employees will be given service credit equal to the number of years of participation and vesting periods of services such Transferred Employees have under RAP. Buyer Pension Plan will also grant service for benefit accrual service equal to the number of years of benefit accrual service under RAP and may provide that the age 65 single life annuity payable to Transferred Employees under Buyer Pension Plan may be offset by the amount of the age 65 single life annuity payable to such Transferred Employees under RAP. In no event shall the age 65 single life benefit accrued under Buyer Pension Plan for Transferred Employees be less than the benefit such Transferred Employees would receive if only service with Buyer were recognized under Buyer Pension Plan. Buyer Pension Plan may include such other terms and provisions as shall be determined by Buyer in its sole discretion to the extent not inconsistent with this Section 12(a). Seller agrees to furnish on a timely basis such information with regard to benefits payable to Transferred Employees under RAP and such other information as Buyer may from time to time, within one (1) year of the Closing Date, reasonably request for purposes of complying with this Section 12(a).

(b) Defined Contribution Pension Plans. Buyer agrees that, effective as of the Closing Date, Buyer’s defined contribution pension plans that Transferred Employees participate in shall be amended to recognize such Transferred Employees’ participation and vesting periods of service with Seller and other members of the BP Amoco Group for purposes of determining participation, vesting and the level of company contributions.

(c) Welfare Benefits and Other Benefits and Policies. For each of the Transferred Employees who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Buyer, both Buyer and the applicable welfare benefit, policy and pay practice (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller and any other member of the BP Amoco Group for all purposes including, but not limited to, eligibility, vesting and benefit determination and accrual; (ii) shall not require an physical examination or other proof of insurability, and shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller’s comparable welfare benefit plan, policy or pay practice in effect as of the Closing Date; and (iii) shall credit the expenses of the Transferred Employees which were credited toward 2000 deductibles or co-payments under applicable welfare benefit plan of Seller or other members of the BP Amoco Group against satisfaction of any 2000 deductibles or co-payments under Buyer’s medical welfare benefit plans for the Transferred Employees.

(d) Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation due as of the Closing Date under the applicable vacation policy of Seller or other members of the BP Amoco Group (the "BP Amoco Vacation Policy"). Buyer will provide Transferred Employees who, based upon the recognized credited service amounts of such Transferred Employees with Seller and other members of the BP Amoco Group, were eligible for a greater amount of annual vacation under the BP Amoco Vacation Policy than they are under Buyer’s vacation policy even after Buyer recognizes such Transferred Employees’ credited service amounts, with their BP Amoco Vacation Policy annual vacation amount. Between the Closing Date and December 31, 2000, Buyer shall permit all Transferred Employees to take the same number of days of vacation as they would have been eligible to take immediately prior to the Closing Date under the BP Amoco Vacation Policy, based upon the recognized credited service amounts of such Transferred Employees with Seller and any other member of the BP Amoco Group.

(e) Severance After Closing. Buyer agrees to pay the same severance allowance and substantially similar severance benefits as the ones contained in the 2000 Alliance Business Unit Severance Benefits Plan (the "Severance Plan"), which is set forth as Schedule 12(e) attached hereto, with respect to any Transferred Employee who has actions taken against the Transferred Employee within twelve (12) months after the Closing Date that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of the Severance Plan. Buyer shall recognize the Transferred Employee’s recognized credited service amounts with Seller and other members of the BP Amoco Group in administering any severance under this section.

(f) Service Credit. From and after the Closing Date, the Transferred Employees shall be given credit for their service recognized by Seller prior to the Closing Date for all purposes, including eligibility, vesting and benefit determination and accrual.

(g) Obligations Not Assumed. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be responsible for any obligations of Seller or any other members of the BP Amoco Group under any of the non qualified, excess or supplemental pension benefit plans or any other liabilities related to the Benefits Plans which Buyer has not explicitly assumed herein.

          13.     BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (except to the extent that Buyer shall have hereafter agreed in writing to waive one or more of such conditions in whole or in part):

(a) Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date;

(b) Representations and Warranties. The representations and warranties of Seller made in this Agreement (as amended by Seller in accordance with Section 10(a)(iii)) shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Seller shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer or other authorized agent of Seller confirming the foregoing;

(c) Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise in effect prohibiting the Closing of the transactions contemplated by this Agreement. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain or prohibit, otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or operation of the Alliance Refinery by Buyer after the Closing Date;

(d) Governmental Consents. The applicable waiting period under the H-S-R Act and any extension thereof shall have terminated or expired without a legal challenge to the transactions contemplated by this Agreement;

(e) Products Pipeline Interest Sale. Seller shall have entered into an agreement relating to the sale of the Products Pipeline Interest, the terms of which shall include a covenant of the purchaser of the Products Pipeline Interest (or an affiliate thereof) to enter into, execute and deliver to Buyer (or an affiliate thereof) a Pipeline and Tankage Capacity Lease Agreement for the Products Pipeline Interest (the "Products System Capacity Lease Agreement") substantially in the form of Exhibit E-1 attached hereto, together with the corresponding Operating Agreement (the "Products System Operating Agreement"), substantially in the form of Exhibit E-2 attached hereto, Joint Tariff Agreement (the "Products System Joint Tariff Agreement"), substantially in the form of Exhibit E-3 attached hereto, and Throughput and Deficiency Agreement (the "Products System Throughput & Deficiency Agreement"), substantially in the form of Exhibit E-4 attached hereto, and any other agreements or instruments contemplated thereby, or, in the event and to the extent that Seller has determined to retain such Products Pipeline Interest, Seller and Buyer shall have entered into such Products System Capacity Lease and such Products System Operating Agreement with such modifications as are specified in Section 10(c)(iv)(A);

(f) Crude Pipeline Interest Sale. Seller shall have entered into an agreement relating to the sale of the Crude Pipeline Interest pursuant to one or more transactions, the terms of which shall include a covenant of the purchaser of the Crude Pipeline Interest (or an affiliate thereof) to enter into, execute and deliver to Buyer (or an affiliate thereof) (i) with respect to the BOA Pipeline Interest, a Pipeline Service Agreement (the "BOA Pipeline Service Agreement"), substantially in the form of Exhibit F-1 attached hereto, and Operating Agreement (the "BOA Operating Agreement"), substantially in the form of Exhibit F-2 attached hereto, and any other agreements or instruments contemplated thereby, and (ii) with respect to the CAM Pipeline Interest, a Pipeline Service Agreement (the "CAM Pipeline Service Agreement"), substantially in the form of Exhibit F-3 attached hereto, and Operating Agreement (the "CAM Operating Agreement"), substantially in the form of Exhibit F-4 attached hereto, and any other agreements or instruments contemplated thereby, or, in the event and to the extent that Seller has determined to retain such Crude Pipeline Interest, Seller and Buyer shall have entered into such agreements; and

(g) Term Crude Oil and Petroleum Products Agreements. Buyer and Seller shall have entered into a Term Crude Oil Agreement for the supply of crude oil from Seller to Buyer (the "Term Crude Oil Agreement"), substantially in the form of Exhibit G-1 attached hereto, a Term Petroleum Product Agreement for the purchase by Seller of jet fuel from Buyer (the "Term Petroleum Product Agreement (Jet Fuel)"), substantially in the form of Exhibit G-2 attached hereto, and a Term Petroleum Product Agreement for the purchase by Seller of gasoline and diesel fuel from Buyer (the "Term Petroleum Product Agreement (Gasoline & Diesel)"), substantially in the form of Exhibit G-3 attached hereto.

          14.     SELLER'S OBLIGATION TO CLOSE. Seller's obligation to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (except to the extent that Seller shall have hereafter agreed in writing to waive one or more of such conditions in whole or in part):

(a) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date;

(b) Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the President or a Vice President of Buyer confirming the foregoing;

(c) Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the transactions contemplated by this Agreement. There shall not be pending or threatened any litigation or proceeding instituted by any federal, state or foreign governmental agency to restrain, prohibit, otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement, or the operation of the Alliance Refinery by Buyer after the Closing Date;

(d) Governmental Consents. The applicable waiting period under the H-S-R Act and any extension thereof shall have terminated or expired, without a legal challenge to the transactions contemplated by this Agreement;

(e) Products Pipeline Interest Sale. Seller shall have entered into an agreement relating to the sale of the Products Pipeline Interest, the terms of which shall include a covenant of the purchaser of the Products Pipeline Interest (or an affiliate thereof) to enter into, execute and deliver to Buyer (or an affiliate thereof) the Products System Capacity Lease Agreement substantially in the form of Exhibit E-1 attached hereto, together with the Products System Operating Agreement, substantially in the form of Exhibit E-2 attached hereto, Products System Joint Tariff Agreement, substantially in the form of Exhibit E-3 attached hereto, and Products System Throughput & Deficiency Agreement, substantially in the form of Exhibit E-4 attached hereto, and any other agreements or instruments contemplated thereby, or, in the event and to the extent that Seller has determined to retain such Products Pipeline Interest, Seller and Buyer shall have entered into such Products System Capacity Lease and such Products System Operating Agreement with such modifications as are specified in Section 10(c)(iv)(A);

(f) Crude Pipeline Interest Sale. Seller shall have entered into an agreement relating to the sale of the Crude Pipeline Interest pursuant to one or more transactions, the terms of which shall include a covenant of the purchaser of the Crude Pipeline Interest (or an affiliate thereof) to enter into, execute and deliver to Buyer (or an affiliate thereof) (i) with respect to the BOA Pipeline Interest, the BOA Pipeline Service Agreement, substantially in the form of Exhibit F-1 attached hereto, and the BOA Operating Agreement, substantially in the form of Exhibit F-2 attached hereto, and any other agreements or instruments contemplated thereby, and (ii) with respect to the CAM Pipeline Interest, the CAM Pipeline Service Agreement, substantially in the form of Exhibit F-3 attached hereto, and the CAM Operating Agreement, substantially in the form of Exhibit F-4 attached hereto, and any other agreements or instruments contemplated thereby, or, in the event and to the extent that Seller has determined to retain such Crude Pipeline Interest, Seller and Buyer shall have entered into such agreements;

(g) Term Crude Oil and Petroleum Products Agreements. Buyer and Seller shall have entered into the Term Crude Oil Agreement, substantially in the form of Exhibit G-1 attached hereto, the Term Petroleum Product Agreement (Jet Fuel), substantially in the form of Exhibit G-2 attached hereto, and the the Term Petroleum Product Agreement (Gasoline & Diesel), substantially in the form of Exhibit G-3 attached hereto;

(h) Pipeline Interest Sale. The sale(s) by Seller of the Pipeline Interest, whether pursuant to one or more transactions, shall have been or shall be consummated on (or on a date proximate to) the Closing Date; and

(i) Acquisition Price for Retained Buffer Land. The Acquisition Price for the Retained Buffer Land shall have been determined pursuant to Section 10(c)(vi) at least eight (8) business days prior to the Closing Date.

          15.     FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 10(c)(ii)), which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

          16.     INDEMNIFICATION.

(a) Buyer’s Indemnification of Seller. Except as otherwise provided herein (including, but not limited to, the environmental indemnification provisions of Section 16(c)) and subject to the provisions of this Section 16, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless, Seller, the other members of the BP Amoco Group, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Party"), from and against any and all Losses of any kind which are caused by, arise from, are incurred in connection with or relate in any way to:

(i) the ownership of the Purchased Assets, including, without limitation, the Alliance Refinery and all of the other Purchased Assets, and the operation of the Alliance Refinery on and after the Closing Date, including, without limitation, those arising under, any foreign, federal, state or local laws or regulations, or any contract, warranty, tort, or other theory of law;

(ii) Buyer's modification of any technology, software, know-how or proprietary information transferred or licensed to Buyer pursuant to the Technology Agreement;

(iii) (A) Buyer's breach of or failure to perform any covenant or agreement in this Agreement requiring performance by Buyer on or after the Closing Date (including, without limitation, any discontinuance, suspension or modification of any compensation or employee benefit plan or program maintained by Buyer as contemplated by Section 12 above); or (B) Buyer's breach of any representation or warranty in this Agreement which survives the Closing; or

(iv) the Assumed Liabilities (other than any Assumed Liabilities which constitute Environmental Liabilities, which are covered in Section 16(c) below);

provided, however, that Buyer shall not have any liability under clause (iii) above for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Seller had knowledge of such breach at the time of Closing and failed to notify Buyer of such breach, and no Losses caused by, arising from, incurred in connection with or related in any way thereto shall be aggregated for purposes of Section 16(j).

(b) Seller’s Indemnification of Buyer. Except as otherwise provided herein (including, but not limited to, the environmental indemnification provisions of Section 16(c)) and subject to the provisions of this Section 16, from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless, Buyer, its affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Party"), from and against any and all Losses of any kind which are caused by, arise from, are incurred in connection with or relate in any way to:

(i) the Excluded Liabilities (other than any Excluded Liabilities which constitute Environmental Liabilities, which are covered in Section 16(c) below);

(ii) (A) Seller's breach of or failure to perform any covenant or agreement in this Agreement requiring performance by Seller on or after the Closing Date; or (B) Seller's breach of any representation or warranty in this Agreement (other than the representations and warranties in Section 7, which are covered in Section 16(c) below) which survives the Closing; or

(iii) any failure by Seller to comply with the provisions, if any, of state or local bulk sales laws;

provided, however, that Seller shall not have any liability under clause (ii) above for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Buyer had knowledge of such breach at the time of Closing and failed to notify Seller of such breach in accordance with Section 10(b)(ii), and no Losses caused by, arising from, incurred in connection with or related in any way thereto shall be aggregated for purposes of Section 16(j).

(c) Environmental Indemnifications. Buyer and Seller shall provide the environmental indemnifications specified below:

(i) Seller shall indemnify, defend, save and hold harmless the Buyer Indemnified Party from and against any and all Losses arising under Environmental, Health and Safety Laws with respect to the Purchased Assets or the Alliance Refinery (the "Environmental Liabilities") to the extent such Environmental Liabilities are caused solely by or result directly from: (A) the Offsite Environmental Liabilities; (B) any Excluded Liabilities specified in Section 4(b)(viii) which constitute Environmental Liabilities; or (C) a breach of Seller's representations and warranties in Section 7.

(ii) Subject to Sections 4(b)(vii) and 4(b)(viii), Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Party from and against all other Environmental Liabilities, irrespective of whether the events giving rise to such liabilities occurred prior to, on or after the Closing Date, including, without limitation, any and all Environmental Liabilities that are caused by or result from (A) changes in, modifications to, or amendments of Environmental, Health and Safety Laws that were in effect prior to the Closing Date; or (B) Environmental, Health and Safety Laws promulgated, made or enacted (including any changes, modifications or amendments thereto) on or after the Closing Date.

(iii) The environmental indemnifications provided for in this Section 16(c) shall be separate and apart from and shall not limit the indemnifications provided for in Sections 16(a) and (b) above, and the indemnifications provided for in Sections 16(a) and (b) shall be separate and apart from and shall not limit the environmental indemnifications provided for in this Section 16(c); provided, however, that the indemnification provisions set forth in this Section 16(c) shall be the exclusive remedy for Environmental Liabilities and neither Buyer nor Seller shall be entitled to seek any indemnification for Environmental Liabilities pursuant to any other provision of this Agreement, including under Section 16(a) and Section 16(b), as applicable, and, provided, further, that neither Buyer nor Seller shall be entitled to seek any indemnification pursuant to this Section 16(c) for Losses other than those relating to Environmental Liabilities.

(d) Exclusive Remedy. Any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement must be brought by either party in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract tort or otherwise, provided, however, neither Buyer nor Seller shall be restricted from bringing the other party into any action, suit or claim brought by a third party by cross-claim, counter-claim or otherwise. Except as otherwise provided in this Agreement, the parties hereby waive to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against each other relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based on any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise, including, without limitation, such rights, claims and causes of action Buyer may have against Seller under CERCLA, breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution. Buyer further acknowledges and agrees that, (A) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller, any other member of the BP Amoco Group or their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors or other representatives or any other Person either express or implied with respect to the Alliance Refinery, the Purchased Assets or the Assumed Liabilities and (B) it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller, any other member of the BP Amoco Group or their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors or other representatives or any other Person or any of their officers, directors, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors or other representatives, including the Offering Memorandum and any information, documents or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(e) Procedures Relating to Indemnification Among Buyer and Seller. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Loss or Losses for which indemnification U> indemnification is provided under this Agreement, the party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably possible thereafter, provide written notice to the party from whom indemnification is sought (the "Indemnifying Party"), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a reasonable, good-faith estimate thereof if the actual amount is not known but is capable of being reasonably calculated) ("Indemnification Notice"); provided, however, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Notwithstanding the foregoing:

(i) A Buyer Indemnified Party shall not be entitled to make a claim against Seller under paragraph (b)(ii) of this Section 16 unless and until (A) Buyer shall have provided Seller written notice of such default; and (B) Seller shall have failed to cure such default within sixty (60) days after Seller's receipt of Buyer's notice; and

(ii) A Seller Indemnified Party shall not be entitled to make a claim against Buyer under paragraph (a)(iii) of this Section 16 unless and until (A) Seller shall have provided Buyer written notice of default; and (B) Buyer shall have failed to cure such default within sixty (60) days after Buyer's receipt of Seller's notice.

(f) Procedures Relating to Indemnification for Third Party Claims.

(i) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must provide an Indemnification Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, on a timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Sections 16(j) and 16(k). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld) unless and until (A) the Indemnified Party has given an Indemnification Notice in accordance with this Agreement, (B) at least sixty (60) days have passed from the date on which the Indemnifying Party has received such Indemnification Notice and (C) the Indemnifying Party has failed to assume the defense of such Third Party Claim.

(g) Losses Net of Insurance. The amount of any and all Losses under this Section 16 shall be determined net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses. Each party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price for tax purposes.

(h) Attorney’s Fees. In connection with any litigation arising out of this Agreement or to enforce any indemnification claim pursuant to this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorneys fees and costs, on appeal or otherwise.

(i) Time Limitation. Except as otherwise provided herein, any claim by Buyer for indemnity arising under this Agreement, including pursuant to Sections 16(b) and 16(c), shall be brought within two (2) years after the Closing Date. A claim shall be deemed to have been brought only upon delivery of a proper Indemnification Notice to the other party at the notice address set forth in Section 21. Any claim required to be made within such two (2) year period not so timely made shall be forever barred.

(j) Monetary Limitation. Buyer shall have no claim under this Agreement against Seller for any Losses unless and until the aggregate of all such Losses incurred or sustained by the Buyer exceeds Five Million Dollars ($5,000,000) and then only for the excess over Five Million Dollars ($5,000,000) (the "Threshold"). After the Threshold has been reached, Seller shall have no obligation to indemnify Buyer Indemnified Parties under this Agreement with respect to such matters for any Losses amounting to less than Five Hundred Thousand Dollars ($500,000) in the aggregate arising out of the same occurrence or matter.

(k) Limitation of Liability. Seller’s aggregate liability for Indemnification pursuant to this Agreement, including Section 16(b) and Section 16(c), shall in no event exceed an amount equal to One Hundred Million Dollars ($100,000,000).

          17.     TAXES.

(a) Buyer shall be liable for and pay all Taxes, utility charges or apportionments which arise as a result of this Agreement or the consummation of the transactions contemplated hereby or as a result of any purchase, sale, rental, lease, storage, use, consumption or operation of the Purchased Assets by Buyer; provided that Buyer shall be entitled to reimbursement from Seller for 50% of such amounts which are due and payable prior to or on the Closing Date. Buyer shall deliver to Seller any direct pay permit or sales tax exemption certificate. Seller shall assist Buyer in claiming any applicable occasional sales tax exemption. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall be liable for any additional tax, plus interest and penalty, not paid at Closing but later found to be due.

(b) General and special real estate and other ad valorem taxes and assessments and other state or local taxes, fees, charges and assessments in respect of real property on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of 12:01 a.m., Central Time, on the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such taxes and payments at the Closing shall be based upon the most recently ascertainable tax bills; provided, that Buyer and Seller shall recalculate and re-prorate said taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of tax made with respect to any such fiscal year.

(c) Personal property taxes, if any, on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of 12:01 a.m., Central Time, on the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such taxes at the Closing shall be based upon a reasonable estimate mutually agreed upon by Buyer and Seller; provided, that Buyer and Seller shall recalculate and re-prorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for such fiscal year.

(d) Seller shall file, or cause to be filed, all tax returns and reports relating to the Purchased Assets which are required to be filed with respect to all periods ending prior to the Closing Date. Seller shall be responsible for all Taxes relating to the Purchased Assets, which accrue or relate to periods ending prior to the Closing Date. If Seller or any other member of the BP Amoco Group pays any Taxes which are properly allocable to Buyer, pursuant to subparagraphs (a), (b), or (c) above, Buyer shall reimburse Seller within thirty (30) days for such amounts. Buyer agrees to pay to Seller any refund received after the Closing Date by Buyer or its affiliates in respect of any Taxes for which Seller is liable hereunder. Seller agrees to pay to Buyer any refund received by Seller or any other member of the BP Amoco Group in respect of any Taxes for which Buyer is liable hereunder. The parties shall cooperate in order to take all necessary actions to claim any such refund. Any such refund received by a party or its affiliates for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received.

          18.     RECORDS/LITIGATION ASSISTANCE.

(a) For a period of seven (7) years following the Closing Date, Buyer shall provide to Seller and other members of the BP Amoco Group (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to take from the Alliance Refinery copies of any financial books, records or accounts relating to the Alliance Refinery through and including the Closing Date; and Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.

(b) After the Closing Date, each party shall provide such assistance as the other party may from time to time reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Alliance Refinery, including making available employees for interviews, litigation preparation and testimony. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

          19.     TERMINATION RIGHTS.

(a) This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(i) By mutual written consent of Buyer and Seller;

(ii) By Buyer if any of the conditions set forth in Section 13 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(iii) By Seller if any of the conditions set forth in Section 14 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iv) By Seller if the Closing does not occur on or prior to December 31, 2000; or

(v) By Buyer if a Deposit Return Event occurs.

provided, however, that the party seeking termination pursuant to clause (ii) or (iii) above is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Buyer or Seller pursuant to this Section 19, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Buyer shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii) all confidential information received by Buyer with respect to the Purchased Assets, the Assumed Liabilities and the Alliance Business Unit shall be treated in accordance with the terms and conditions of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 19, this Agreement shall become void and of no further force and effect, except for the provisions of:

(i) Section 10(b)(i) relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

(ii) Section 22 relating to publicity;

(iii) Section 10(a)(i) relating to indemnification in connection with the matters contemplated thereby;

(iv) Section 27 relating to certain expenses;

(v) Sections 6(f) and 9(e) relating to finder's fees and broker's fees; and

(vi) this Section 19.

                     Nothing in this Section 19 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

          20.     NOTICES.

(a) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

If to Buyer:

Tosco Corporation 1700 East Putnam Avenue Old Greenwich, Connecticut 06870 Attn: Wilkes McClave III, Senior Vice President Telecopy: (203) 637-4788

If to Seller:

BP Exploration & Oil Inc.
200 East Randolph Drive
Chicago, IL 60601
Attn: Corporate Secretary
Telecopy: (312) 856-4972

BP Oil Pipeline Company
200 East Randolph Drive
Chicago, IL 60601
Attn: Corporate Secretary
Telecopy: (312) 856-4972

with a copy to:

BP Amoco Corporation 200 East Randolph Drive Chicago, IL 60601 Attn: Deputy General Counsel Telecopy: (312) 856-4091

(b) Any party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner in paragraph (a) above.

          21.     GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of New York, without regard to rules on choice of law. Any action to enforce the terms hereof may be properly venued in, and shall be submitted to the jurisdiction of the United States District Court located in the Borough of Manhattan in New York City, New York. Each party hereto agrees that it shall submit to the jurisdiction of such court for purposes of actions to enforce the terms of this Agreement.

          22.     PUBLICITY. Buyer and Seller agree that, from the date hereof through and including the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party hereto (including any member of the BP Amoco Group) without the prior consent of the other party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any securities exchange, whether in the United States, United Kingdom or elsewhere, (or in the opinion of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (b) that any member of the BP Amoco Group, including Seller, may make such an announcement to its employees. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement. Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective (and in the case of Seller, the BP Amoco Group’s) counsel, auditors, accountants, agents, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

          23.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 16(a), 16(b) and 16(c) and shall terminate at the close of business on the second anniversary of the Closing Date; provided, however, that the representations and warranties provided in Section 6(e) with respect to the Refinery Real Property shall not survive, and shall terminate at the Closing. For the avoidance of doubt, it is expressly understood and agreed by the parties that all covenants in this Agreement and in any other document delivered in connection herewith shall survive the Closing.

          24.     ENTIRE AGREEMENT. This Agreement, the attached Schedules and Exhibits and the agreements referred to herein or executed simultaneously herewith, set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings relating to the subject matter hereof (other than the Confidentiality Agreement). No representation, promise, inducement or statement of intention has been made by any party which is not embodied in or superseded by this Agreement or the Confidentiality Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth whether in the Offering Memorandum, in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

          25.     ASSIGNMENT. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect, except to an affiliate or to a third party solely for the purposes of financing the purchase price for the Purchased Assets in which case no such consent shall be required. Notwithstanding the foregoing, (i) Seller may assign or transfer any or all of its rights hereunder to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Code and, at the request of Seller, Buyer shall execute such agreements and other documents as may be necessary, in the reasonable opinion of Seller’s counsel, to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 of the Code and the regulations thereunder and (ii) Buyer may assign or transfer any or all of its rights hereunder to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Code and, at the request of Buyer, Seller shall execute such agreements and other documents as may be necessary, in the reasonable opinion of Buyer’s counsel, to complete and otherwise effectuate Buyer’s exchange of properties in accordance with said Section 1031 of the Code and the regulations thereunder. Notwithstanding the foregoing, nothing in this Section 25 shall interfere with or delay Seller’s or, if applicable, Seller’s designated qualified intermediary’s timely receipt of the purchase price in accordance with the terms of Section 5(c). No assignment of this Agreement shall relieve the assigning party of any of its obligations hereunder.

          26.     AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing wavier of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

          27.     EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the party incurring such costs or expenses.

          28.     HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          29.     COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          30.     INTERPRETATION. Unless the context requires otherwise:

(a) this Agreement includes this Asset Purchase Agreement and any other agreement entered into by Buyer and Seller on the Closing Date or in connection with the transactions contemplated hereby;

(b) the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders all as the meaning and the context of the Agreement shall require;

(c) references to Sections refer to sections of this Agreement;

(d) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is hereby incorporated and made a part of this Agreement for all purposes as if set forth in full herein;

(e) the words "including," "include," "includes" and all variants thereof mean "including, without limitation;" and

(f) all references to "Dollars" and "dollars" in this Agreement are to United States dollars.

          31.     NO STRICT CONSTRUCTION. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

          32.     SCHEDULES. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Alliance Refinery, the Purchased Assets, the Assumed Liabilities or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Seller shall have the right at all times to supplement, modify or update the Schedules hereto; provided, however, that any such supplements, modifications or updates shall be subject to the provisions of Section 10(a)(iii).

          33.     REPRESENTATION BY COUNSEL; INTERPRETATION. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          34.     SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          35.     BULK TRANSFER LAWS.. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Purchased Assets. Seller shall indemnify and hold Buyer harmless from any Losses which Buyer may incur due to failure to so comply.

          36.     NO THIRD PARTY BENEFICIARIES. Except as provided with respect to indemnification, nothing in this Agreement (including, but not limited to, the provisions of Sections 11 and 12) shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          37.     DEFINITION OF AFFILIATE. As used herein, the term " affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act of 1933, as amended.

*   *   *   *

          IN WITNESS WHEREOF, the parties have duly executed this instrument as of the day and year first above written.

BP EXPLORATION & OIL INC. By: Title: BP OIL PIPELINE COMPANY By: Title: TOSCO CORPORATION By: Title: